UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

TAYLOR MORRISON HOME CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form,Schedule or Registration Statement No.:

(3)	FilingParty:

(4)	DateFiled:

homes inspired by you®

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

TaylorMorrison

Scottsdale, Arizona

April 13, 2015

Dear Stockholders:

You are cordially invited to attend the Taylor Morrison Home Corporation 2015 Annual Meeting of Stockholders on Wednesday, May 27, 2015 at 9:00 a.m. local time. The meeting will be held at 9000 E. Pima Center Parkway, Suite 100, Scottsdale, Arizona 85258. Our board of directors has fixed the close of business on March 31, 2015 as the record date for determining those holders of our Class A common stock and Class B common stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors (Proposal 1), an advisory resolution to approve our executive compensation (Proposal 2), and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3).

Our board of directors recommends that you vote “FOR” each of Proposals 1, 2 and 3. Each proposal is described in more detail in this Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting of Stockholders, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Sheryl D. Palmer

President and Chief Executive Officer

TAYLOR MORRISON HOME CORPORATION

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

Notice of Annual Meeting of Stockholders

To be Held on May 27, 2015

The 2015 Annual Meeting of Stockholders of Taylor Morrison Home Corporation (the “Annual Meeting”) will be held on Wednesday, May 27, 2015 at 9:00 a.m. local time at 9000 E. Pima Center Parkway, Suite 100, Scottsdale, Arizona 85258 for the following purposes:

1.	To elect four Class II directors nominated by our board of directors to serve until the 2018 Annual Meeting of Stockholders;

2.	To conduct an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of our Class A common stock and Class B common at the close of business on March 31, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

In accordance with Securities and Exchange Commission (“SEC”) rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 13, 2015, and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy from that broker, trust bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Darrell C. Sherman Vice President, General Counsel and Secretary

Scottsdale, Arizona

April 13, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: WWW.PROXYVOTE.COM

TOC | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the Proxy Statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 27, 2015
Time:	9:00 a.m., local time
Location:	9000 E. Pima Center Parkway, Suite 100, Scottsdale, Arizona 85258
Record Date:	March 31, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common and Class B common stock is entitled to one vote per share.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
John Brady Joe S. Houssian David Merritt James Sholem	For For For For	5 5 5 5
Advisory vote on the compensation of our named executive officers	For	41
Ratification of our independent auditor	For	42

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 26, 2015. Stockholders may revoke their proxies at the times and in the manners described on page 3 of this Proxy Statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | i

GENERAL INFORMATION

TAYLOR MORRISON HOME CORPORATION

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

Proxy Statement

For the 2015 Annual Meeting of Stockholders

General Information Concerning Proxies and Voting at the Annual Meeting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Taylor Morrison Home Corporation (the “Company,” “TMHC,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our Annual Meeting and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the SEC, we sent a Notice of Internet Availability of Proxy Materials on or about April 13, 2015 and made available our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

The Annual Meeting will be held at 9000 E. Pima Center Parkway, Suite 100, Scottsdale, Arizona 85258, on Wednesday, May 27, 2015 at 9:00 a.m. local time.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, corporate governance, the compensation of current directors and certain executive officers for the year ended December 31, 2014, and other information.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 33,073,747 shares of our Class A common stock outstanding and entitled to vote and 89,200,063 shares of our Class B common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of Class A common stock and Class B common stock held by them on the Record Date. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to stockholders for a vote in this Proxy Statement and such other matters as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 1

GENERAL INFORMATION

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of four Class II directors nominated by our board of directors to serve until the 2018 Annual Meeting of Stockholders;

2.	An advisory vote to approve the compensation of our named executive officers; and

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We will also consider any other business that may properly come before the Annual Meeting.

How do I vote?

Vote by Internet

Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone

Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail

Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are “broker non-votes” and how do they affect the proposals?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting

All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the

2 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

GENERAL INFORMATION

Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, it means that your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice stating that the proxy is revoked, bearing a date later than the proxy to Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. A quorum will be present if at least a majority of votes represented by the holders of our outstanding Class A common stock and Class B common stock, treated as a single class, are present in person or represented by proxy. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn, as discussed above under the heading “What can I do if I change my mind after I vote?”.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, the four Class II director nominees receiving the largest number of votes will be elected. With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the proposal to be approved. With respect to Proposals 2 and 3, abstentions will have the effect of voting against these proposals, and broker non-votes will have no effect on the outcome of these proposals. With respect to Proposal 1, abstentions and broker non-votes will have no effect on the outcome of this proposal.

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to “routine” items. If your shares are held by a broker, trust, bank or nominee on your behalf and you do not instruct the broker or nominee as to how to vote your shares on Proposals 1 or 2, the broker or nominee may not exercise discretion to vote for or against

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 3

GENERAL INFORMATION

those proposals because these proposals are considered “non-routine” by the NYSE. With respect to Proposal 3, the ratification of the appointment of our independent registered public accounting firm, the broker or nominee may exercise its discretion to vote for or against that proposal in the absence of your instructions. Broker non-votes are not counted as votes in favor of or against any proposal.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses. We will also bear the cost of retaining any proxy solicitation firm, should we choose to retain one. We would expect the expenses associated with retaining any such proxy solicitation firm would not exceed $25,000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the costs and environmental impact of the Annual Meeting.

When will we announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must bring a legal proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

4 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Board Composition

The number of directors is currently fixed at 13, which includes one vacancy that the board of directors does not currently plan to fill and 12 members, divided into three classes as follows:

•	Class I directors: Sheryl D. Palmer, Timothy R. Eller, Jason Keller and Peter Lane, whose current terms will expire immediately following our annual meeting of stockholders to be held in 2017;

•	Class II directors: John Brady, Joe S. Houssian, David Merritt, and James Sholem, whose current terms will expire immediately following the Annual Meeting; and

•	Class III directors: Kelvin Davis, James Henry, Anne L. Mariucci and Rajath Shourie, whose current terms will expire immediately following our annual meeting of stockholders to be held in 2016.

For more information on the composition of the board of directors, see “Corporate Governance — Information About Our Board of Directors — Process for Identifying and Nominating Directors” and “Corporate Governance — Board Structure and Operations — Composition of our Board of Directors.”

Upon recommendation of our nominating and corporate governance committee, our board of directors has nominated Messrs. Brady, Houssian, Merritt and Sholem for election as members of our board of directors. Each of Messrs. Brady, Houssian, Merritt and Sholem is currently serving as a director and, if elected at the Annual Meeting, Messrs. Brady, Houssian, Merritt and Sholem will serve as directors until the 2018 Annual Meeting of stockholders or until their respective successor is duly elected and qualified, or until their earlier resignation, removal or retirement. Proxies will be voted in favor of Messrs. Brady, Houssian, Merritt and Sholem unless the stockholder indicates otherwise on the proxy. Messrs. Brady, Houssian, Merritt and Sholem have consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. If any nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

In connection with our April 2013 initial public offering (“IPO”), we entered into a Stockholders Agreement, dated as of April 9, 2013 (and as subsequently amended on March 6, 2014), by and among Taylor Morrison Home Corporation and the stockholders of Taylor Morrison Home Corporation named therein (the “Stockholders Agreement”), which include our Principal Equityholders, as described below. The Stockholders Agreement contains provisions related to the composition of our board of directors and its committees. Among other things, the Stockholders Agreement gives an affiliate of TPG Global, LLC (the “TPG Holding Vehicle”), an affiliate of Oaktree Capital Management, L.P. (the “Oaktree Holding Vehicle”) and JHI Holding Limited Partnership (“JHI” and together with the TPG Holding Vehicle and the Oaktree Holding Vehicle, the “Principal Equityholders”) the right to nominate a majority of the members of our board of directors. The TPG Holding Vehicle has nominated Kelvin Davis, Peter Lane and James Sholem to serve on our board of directors, the Oaktree Holding Vehicle has nominated John Brady, Jason Keller and Rajath Shourie to serve on our board of directors and JHI has nominated Joe S. Houssian to serve on our board of directors.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 5

PROPOSAL 1: ELECTION OF DIRECTORS

Class II Directors for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

JOHN BRADY AGE 51

Mr. Brady has served as a director since July 2011. Mr. Brady joined Oaktree Capital Management, L.P. (“Oaktree”) in 2007 as Managing Director and Head of the global real estate group. From 2003 to 2007, Mr. Brady was Principal and Head of the North American acquisitions business (excluding gaming) at Colony Capital, LLC, a private international real estate-related investment firm in Los Angeles. In 2000, he co-founded The Destination Group, LLC, a private equity investment firm in Los Angeles targeting opportunities in travel and leisure. From 1991 to 2000, Mr. Brady focused on distressed investments for Colony Capital and led Colony’s expansion into Asia in 1998. He holds a B.A. in English from Dartmouth College and an M.B.A. with concentrations in corporate finance and real estate from the University of California at Los Angeles. Mr. Brady was nominated by the Oaktree Holding Vehicle.

Mr. Brady brings to our board of directors extensive experience across a range of real estate investments and property types, including distressed loan portfolio acquisitions and asset management, loan restructurings and workouts, and direct real estate and real estate related acquisitions and financings. For these reasons, we believe he is well qualified to serve on our board of directors.

JOE S. HOUSSIAN AGE 66

Mr. Houssian has served as a director since July 2011. Mr. Houssian founded JH Investments Inc., his personal investment and holding company, in 2007 and has served as its Chairman since. Mr. Houssian began his career in 1973 at Xerox, a multinational document management corporation, before founding Intrawest in 1976. Intrawest grew from an urban residential real estate business into an internationally renowned resort and real estate development company responsible for the success of such pre-eminent ski resorts as Whistler Blackcomb as well as dozens of award winning golf courses, resort villages and developments around the world. Mr. Houssian served as Chairman of Intrawest until his departure in 2006 when the firm was sold to Fortress Investments Group, a private equity firm. Mr. Houssian is also the co-founder of Intracorp—a North American urban real estate developer—and the co-founder of Versacold Cold Storage, a Canadian refrigeration services provider. More recently, Mr. Houssian co-founded Replay Resorts, an integrated hospitality company, as well as Elemental Energy, an alternative energy development company with operations in the United States and Canada. Mr. Houssian holds an M.B.A. from the University of British Columbia. Mr. Houssian was nominated by JHI.

We believe that Mr. Houssian’s extensive experience in the real estate industry as well as in organizational leadership, corporate governance and finance make him well qualified to serve on our board of directors.

DAVID MERRITT AGE 60

Mr. Merritt has served as a director since June 2013. From March 2009 through December 2013, he was the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. Mr. Merritt is a director of Charter Communications, Inc. and of Calpine Corporation and currently serves as Chairman of the Audit Committee of each company. He is also a director of Buffet Restaurants Holdings, Inc. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University—Northridge.

As a seasoned director and audit committee chair with extensive accounting experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our board of directors and audit committee. For these reasons, we believe he is well qualified to serve on our board of directors.

JAMES SHOLEM AGE 30

Mr. Sholem has served as a director since January 2015. Mr. Sholem is a Principal at TPG Real Estate and is based in New York City. Prior to joining TPG Real Estate in 2011, Mr. Sholem spent his entire career in the Real Estate Principal Investment Area of Goldman, Sachs & Co., an investment bank, focusing on real estate private equity investing in North America. Mr. Sholem has completed over $8 billion of transactions across various real estate asset classes. Mr. Sholem received a B.A., Magna Cum Laude, from Brown University. Mr. Sholem also serves on the Board of Directors of LifeStorage, MWest Properties and the Governing Board of New York Needs You, a non-profit focused on high-potential first-generation college students in the New York City area. Mr. Sholem was nominated by the TPG Holding Vehicle.

Mr. Sholem brings considerable experience in real estate, private equity and corporate finance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

6 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

In the vote on the election of Class II director nominees, stockholders may:

•	vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.

Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the board of director’s nominees. The four Class II director nominees receiving the largest number of votes cast at the Annual Meeting will be elected. Proxies marked withhold or broker non-votes will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES

Class I Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

SHERYL D. PALMER AGE 53

Ms. Palmer became President and Chief Executive Officer in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp and most recently Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation. Ms. Palmer brings more than 25 years of experience to her position, including leadership in land acquisition, sales and marketing, development and operations management.

We believe Ms. Palmer’s more than 25 years of industry experience make her a valuable member of our board of directors.

TIMOTHY R. ELLER AGE 66

Mr. Eller has served as a director since June 2012 and as Chairman of the board of directors since November 2012. Mr. Eller has been a principal of Cordalla Capital, LLC, a private equity firm, for over five years, where he directs major investments in real estate and related businesses. He is also Chief Executive Officer of TegrityHomes, a subsidiary of Cordalla engaged in homebuilding in Texas. Prior to founding Cordalla Capital in 2009, Mr. Eller served in various industry roles, including President and CEO of Centex Homes, a public homebuilder; Chairman, President and CEO of Centex Corporation from 2002 to 2009; and board Vice Chairman of Pulte Group, Inc. from 2009 to 2011. Mr. Eller currently sits on the board of BuildLinks, a private company engaged in the development and sale of software to the homebuilding industry, and is a member of the Advisory Board of the Encore Housing Opportunity Fund, a private equity fund.

We believe Mr. Eller contributes extensive experience in leadership, real estate investment and corporate governance to our board of directors, which makes him well qualified to serve as Chairman of our board of directors.

JASON KELLER AGE 45

Mr. Keller has served as a director since July 2011. Mr. Keller is a Managing Director of Oaktree and previously served as Senior Vice President since he joined the firm in July 2007. Mr. Keller oversees the Oaktree real estate group’s land, residential and homebuilding investments. Mr. Keller previously worked as a Vice President in the Real Estate Private Equity division of DLJ/Credit Suisse, an investment bank. Prior to joining DLJ, Mr. Keller worked in real estate finance at Salomon Brothers and CIBC Oppenheimer, financial services providers, advising numerous public and private companies, REITs, and financial institutions with respect to the acquisition, disposition and recapitalization of their real estate portfolios. He also worked as a real estate manager and developer for D-Street Investments, a boutique private equity firm. Mr. Keller holds a B.A. in Finance from Utah State University and an M.B.A. in Finance and Real Estate from the Wharton School at the University of Pennsylvania. Mr. Keller was nominated by the Oaktree Holding Vehicle.

We believe Mr. Keller’s extensive background in real estate, corporate strategy and corporate finance make him well qualified to serve on our board of directors.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 7

PROPOSAL 1: ELECTION OF DIRECTORS

PETER LANE AGE 50

Mr. Lane has served as a director since June 2012. Mr. Lane has served since 2010 as Chief Executive Officer of AXIP Energy Services (formerly known as Valerus Compression Services, “AXIP”), an oilfield services company headquartered in Houston, Texas. Prior to joining AXIP, Mr. Lane was a TPG Operating Partner with from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company, a global consulting firm, where he led the Dallas and Mexico City offices as well as its oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane currently serves on the boards of AXIP and Petro Harvester, an oil and gas company. Mr. Lane holds a B.S. in physics from the University of Birmingham in the United Kingdom and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Lane was nominated by the TPG Holding Vehicle.

Mr. Lane brings extensive experience in business operations, finance and corporate governance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

Class III Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

KELVIN DAVIS AGE 51

Mr. Davis has served as a director since July 2011. Mr. Davis is a TPG Senior Partner and co-heads TPG’s Real Estate Group. Prior to 2012, he was also head of TPG’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., which he co-founded in 1991. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, he worked at Goldman, Sachs & Co., an investment bank, in New York City and with Trammell Crow Company, a real estate developer, in Dallas and Los Angeles. Mr. Davis is a Director of AV Homes, Inc., a public homebuilder, Caesars Entertainment, Inc., a casino and resort developer and Parkway Properties, Inc., a public real estate investment trust. He is also a long-time Director (and one-time Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), is a Director of the Los Angeles Philharmonic Association, is a member of the Board of Trustees of the Los Angeles County Museum of Art, and is on the Board of Overseers of the Huntington Library, Art Collections, and Botanical Gardens. Mr. Davis holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University. Mr. Davis was nominated by the TPG Holding Vehicle.

Mr. Davis brings extensive experience in real estate, management, finance and corporate governance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

JAMES HENRY AGE 68

Mr. Henry has served as a director since March 2013. Mr. Henry has held various positions at Bank of the West, a financial services company, most recently serving as Vice Chairman and Chief Risk Officer from 2006 until his retirement in 2007. For most of his tenure at Bank of the West, Mr. Henry was responsible for operating and growing the bank’s specialty lending groups. Mr. Henry is a Director of Wedgewood, Inc., a privately held, large real estate foreclosure company, and Chief Enterprises, Inc., a privately held auto and heavy equipment supplier, and is a former director and currently serves on the investment committee of the board of directors of the John Muir Health System, a not-for-profit healthcare provider. He holds a B.S. in Business Administration from the University of Dayton and an M.B.A. from DePaul University.

We believe Mr. Henry’s long experience in finance, banking and extensive knowledge of lending practices make him well qualified to serve on our board of directors.

8 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

ANNE L. MARIUCCI AGE 57

Ms. Mariucci has served as a director since March 2014. Ms. Mariucci has over 30 years of experience in homebuilding and real estate. Prior to 2003, Ms. Mariucci held a number of executive senior management roles with Del Webb Corporation, a homebuilder, and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb Corporation following its merger with Pulte Homes, Inc. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman, and she serves on the board of Banner Health, a national nonprofit health care provider. She also serves as a director of Corrections Corporation of America, a publicly traded corrections company, Southwest Gas Company, a publicly traded utility company, the University of Arizona Health Network, Arizona State University Foundation, and the Fresh Start Women’s Foundation. Since 2003, she has been affiliated with the private equity firms Hawkeye Partners (Austin, Texas), serving as a member of the Board of Advisors, and Glencoe Capital (Chicago, Illinois). She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

Ms. Mariucci brings extensive experience in real estate, homebuilding and corporate governance. For these reasons, we believe she is well qualified to serve on our board of directors.

RAJATH SHOURIE AGE 41

Mr. Shourie has served as a director since July 2011. Mr. Shourie is a Managing Director in Oaktree’s Distressed Debt Group. Mr. Shourie contributes to the analysis, portfolio construction and management of Oaktree’s Distressed Opportunities, Value Opportunities and Strategic Credit strategies. Since joining Oaktree in 2002, Mr. Shourie has spent his time investing in distressed debt. He has invested in the airline/aircraft industry for a number of years, and led the firm’s investments in financial institutions during the global financial crisis. Mr. Shourie has worked with a number of Oaktree’s portfolio companies, and currently serves on the boards of Nine Entertainment (television) and STORE Capital (specialty REIT). He has been an active on a number of creditors’ committees, including the steering committee in the restructuring of CIT Group. Prior to joining Oaktree, he was an Associate in the Principal Investment area at Goldman, Sachs & Co., and a management consultant at McKinsey & Co. Mr. Shourie earned his B.A. in Economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mr. Shourie brings extensive experience in real estate, finance and corporate governance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 9

CORPORATE GOVERNANCE

Corporate Governance

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility, and create a culture of honesty and integrity at our company. Our Corporate Governance Guidelines, Code of Conduct and Ethics, various other governance-related information and board committee charters are available on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Corporate Governance.”

Controlled Company

For purposes of New York Stock Exchange (“NYSE”) rules, our board of directors has determined that we are a “controlled company.” “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Together, the Principal Equityholders control more than 50% of the combined voting power of our common stock and are able to elect a majority of our board of directors. Accordingly, we are eligible for certain exemptions from the NYSE rules. Specifically, as a “controlled company” under NYSE rules, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. We avail ourselves of all of these exemptions.

Information About Our Board of Directors

Director Independence

Our board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding director independence. To assist in the board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussions among our directors, a subjective analysis of independence is undertaken by the nominating and corporate governance committee. The board of directors has determined that Ms. Mariucci and Messrs. Eller, Henry and Merritt are “independent,” as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by our board of directors, as set forth in our Corporate Governance Guidelines.

Director Qualifications

The board of directors has delegated to the nominating and corporate governance committee the responsibility of reviewing and recommending nominees for membership of the board of directors. Though we have no formal policy addressing diversity, the nominating and corporate governance committee seeks candidates from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of these candidates will include an individual’s independence, as well as consideration of age, skills, character and experience, and a policy of promoting diversity, in the context of the needs of the Company. Other characteristics, including, but not limited to, the director nominee’s material relationships with us, time availability, service on other boards of directors and their committees or any other characteristics which may prove relevant at any given time are also reviewed by the nominating and corporate governance committee for purposes of determining a director nominee’s qualification.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to our Company during their respective term, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair such directors’ independence. With respect to new director nominees, in addition to the criteria discussed above, the nominating and corporate governance committee also determines whether the nominee is independent, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations, our Corporate Governance Guidelines and the advice of legal counsel, if necessary. To date, the nominating and corporate governance committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

10 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

CORPORATE GOVERNANCE

Process for Identifying and Nominating Directors

Pursuant to the Stockholders Agreement to which we are a party, along with the TPG Holding Vehicle, the Oaktree Holding Vehicle and JHI, each of the Principal Equityholders have certain nomination rights. For so long as the TPG or Oaktree Holding Vehicles owns at least 50% of the shares of our common stock held by it immediately following our IPO and the application of net proceeds therefrom, such holding vehicle will be entitled to nominate three directors to serve on our board of directors. When such holding vehicle owns less than 50% but at least 10% of the shares of common stock held by it immediately following our IPO and the application of net proceeds therefrom, such holding vehicle will be entitled to nominate two directors. Thereafter, such holding vehicle will be entitled to nominate one director so long as it owns at least 5% of the shares of common stock held by it immediately following our IPO and the application of net proceeds therefrom. To the extent permitted under applicable regulations of the NYSE, for so long as a holding vehicle has the right to nominate one director, such holding vehicle shall be entitled to have one of its nominees serve on each committee of our board of directors. In addition, for so long as JHI owns 50% of its interest in the TPG and Oaktree Holding Vehicles and such holding vehicles own at least 50% of the shares of common stock owned by such holding vehicles immediately following our IPO and the application of net proceeds therefrom, JHI will be entitled to nominate one director to our board of directors. The TPG Holding Vehicle nominated Kelvin Davis, Peter Lane and James Sholem, the Oaktree Holding Vehicle nominated John Brady, Jason Keller and Rajath Shourie and JHI nominated Joe S. Houssian to serve on our board of directors.

The Stockholders Agreement, as amended on March 6, 2014, also provides that, for so long as each of the TPG Holding Vehicle and the Oaktree Holding Vehicle owns at least 50% of the shares of our common stock held by it following our IPO and the application of net proceeds therefrom, we have agreed to maintain a vacancy on our board of directors until such time as the TPG Holding Vehicle and Oaktree Holding Vehicle jointly designate a director to fill this vacancy. However, if at any time either of the TPG Holding Vehicle or Oaktree Holding Vehicle certifies to us that they cannot agree on a joint designee for our board of directors, we will take necessary action to expand the board of directors to 14 directors and to permit each of the TPG Holding Vehicle and Oaktree Holding Vehicle to designate an additional director to serve on our board of directors.

Each group of our Principal Equityholders has agreed to vote its shares in favor of the directors nominated by the other and by JHI in accordance with the terms of the Stockholders Agreement. To the extent that either group of our Principal Equityholders is no longer entitled to nominate a board member, our board of directors (upon the recommendation of the nominating and corporate governance committee) will nominate a director in its place.

The remaining nominees for our board of directors are recommended by the nominating and corporate governance committee, which may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders or other persons.

The nominating and corporate governance committee will consider nominees proposed by our stockholders in accordance with the provisions contained in our by-laws. Each notice of nomination submitted in this manner must contain the information specified in our by-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting of stockholders and not later than the later of (i) the 90th day prior to the annual meeting of stockholders and (ii) the tenth day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure.

The foregoing description of our Stockholders Agreement and the advance notice provisions of our by-laws is a summary and is qualified in its entirety by reference to the full text of the Stockholders Agreement and by-laws. Accordingly, we advise you to review our Stockholders Agreement and by-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. See also “Additional Information — Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.”

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 11

CORPORATE GOVERNANCE

Board Structure and Operations

Composition of our Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will consist of no less than three and not more than 15 members, with the exact number of members to be determined from time to time by the board of directors.

The number of directors on our board is currently fixed at 13, which includes one vacancy that the board of directors does not currently plan to fill and 12 members. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors on our board will be determined from time to time by our board of directors and may be increased to 14 members as provided in the Stockholders Agreement as described under “—Information About Our Board of Directors—Process for Identifying and Nominating Directors.” Only a majority of the board of directors may fix the number of directors, provided that “Requisite Investor Approval” (as defined in the Stockholders Agreement) is required to increase the size of the board of directors further beyond 14, except if such increase is to provide for the minimum number of directors required for us to comply with applicable law and the regulations of the NYSE. For purposes of the Stockholders Agreement, “Requisite Investor Approval” means, in addition to the approval of a majority vote of our board of directors, the approval of a director nominated by the TPG Holding Vehicle so long as it owns at least 50% of our common stock held by it immediately following our IPO and the application of net proceeds therefrom and the approval of a director nominated by the Oaktree Holding Vehicle so long as it owns at least 50% of our common stock held by it immediately following our IPO and the application of net proceeds therefrom.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Until the “Triggering Event” (which is the point in time at which the TPG and Oaktree Holding Vehicles no longer beneficially own shares representing 50% or more of the combined voting power of our common stock), any director may be removed with or without cause by holders of a majority of our outstanding shares of common stock. Thereafter, directors may only be removed for cause by the affirmative vote of the holders of at least three-fourths of our outstanding shares of common stock. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes, provided that, until the Triggering Event, a quorum will require the attendance of one director nominated by each holding vehicle that has the right to designate at least one director for election to the board of directors.

Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, with staggered three-year terms, with the classes to be as nearly as equal in number as possible. The composition of the board of directors of our indirect subsidiaries Taylor Morrison Holdings, the parent company of our U.S. business, and Taylor Morrison Holdings II, Inc. (formerly known as Monarch Communities Inc.) (“Holdings II”), the parent company of our Canadian business until we sold it in January 2015, is identical to the current composition of our board of directors. Pursuant to governance agreements entered into by us in connection with the IPO, we contractually control the composition of the boards of directors of Taylor Morrison Holdings and Holdings II and their respective committees. As a result, all directors elected to our board of directors will also serve on the boards of Taylor Morrison Holdings and Holdings II. Holdings II no longer has any material business operations. See “Certain Relationships and Related Person Transactions—Governance Agreements.”

Our board of directors and its committees have supervisory authority over Taylor Morrison Home Corporation, which, through its indirect control of its subsidiary holding partnerships, TMM Holdings Limited Partnership (“TMM”) and TMM Holdings II Limited Partnership (“New TMM”), exercises stewardship over the business and affairs of Taylor Morrison Holdings and its subsidiaries and Holdings II and its subsidiaries. Taylor Morrison Home Corporation, New TMM and TMM do not conduct any activities other than direct or indirect ownership and stewardship over Taylor Morrison Holdings and Holdings II and their respective subsidiaries. The board of directors of Taylor Morrison Holdings and its committees have supervisory authority over Taylor Morrison Holdings and its subsidiaries and exercise control over the operations and businesses of Taylor Morrison Holdings and its subsidiaries. The board of directors of Holdings II and its committees have supervisory authority over Holdings II and its subsidiaries and exercise control over Holdings II and its subsidiaries.

12 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the role of Chairman of the board of directors and the Chief Executive Officer, or CEO, should be separate. Our board of directors believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and CEO positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time. The board of directors believes that its current leadership structure, with Mr. Eller, an independent director, serving as Chairman and Ms. Palmer serving as CEO, is appropriate at this time.

In addition, our Corporate Governance Guidelines provide that, in order to maintain the independent integrity of our board of directors, if the Chairman is not an independent director, the board of directors may appoint as Lead Director an independent director or the chairman of our nominating and corporate governance committee.

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duties to the Company and its subsidiaries. The audit committee, pursuant to its charter, is responsible for discussing with management our major financial, credit, liquidity and other risk exposures, as well as our risk assessment and risk management policies. The audit committee works directly with members of senior management and our internal audit staff to review and assess our risk management initiatives, including our compliance programs and cybersecurity initiatives, and reports as appropriate to the board. In addition, the audit committee meets as appropriate (i) as a committee to discuss our risk management guidelines, policies and exposures and (ii) with our independent auditors to review our internal control environment and other risk exposures. The compensation committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In fulfillment of its duties, the compensation committee reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to the board.

The board of directors as a whole also engages in the oversight of risk in various ways.

•

During the course of each year, the board of directors reviews the structure and operation of various departments and functions of our company, including its risk management and internal audit functions. In these reviews, the board of directors discusses with management the risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The board of directors reviews and approves each year’s management operating plan. These reviews cover risks that could affect the management operating plan and measures to cope with those risks.

•

In its review and approval of annual reports on Form 10-K, the board of directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the document. The audit committee updates this review quarterly in connection with the preparation of our quarterly reports on Form 10-Q.

•

Management must obtain the approval of the board of directors, acting through an investment committee of the board of directors, before proceeding with any land acquisition above a pre-established threshold. When the board of directors reviews particular transactions and initiatives that require board approval, or that otherwise merit the board of directors’ involvement, the board of directors generally includes related risk analysis and mitigation plans among the matters addressed with management.

The day-to-day identification and management of risk is the responsibility of our management. As the market environment, industry practices, regulatory requirements and our business evolve, management and the board of directors intends to respond with appropriate adaptations to risk management and oversight.

Meetings of our Board of Directors

Our board of directors and its committees meet periodically during the year, hold special meetings as needed and act by written consent from time to time as deemed appropriate. During 2014, our board of directors met 10 times. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees of the board of directors on which such director served. Each of our directors is strongly encouraged, but is not required, to attend our annual meetings of stockholders. Eight of our directors attended our 2014 annual meeting of stockholders.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 13

CORPORATE GOVERNANCE

Executive Sessions of our Board of Directors

Generally, an executive session of non-management directors is held in conjunction with each regularly scheduled board meeting and at other times as deemed appropriate. Our Chairman presides over each executive session. In addition, because the board of directors includes non-management directors who are not independent as defined by the NYSE rules, the independent directors meet in executive session at least once each fiscal year. The non-management directors met in executive session four times during 2014 and the independent directors met in executive session once during 2014. Each committee of the board of directors also generally conducts an executive session in conjunction with each regularly scheduled committee meeting and at other times as deemed appropriate.

Committees of our Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investor Relations page of our corporate website at www.taylormorrison.com on the Investor Relations page under the category “Corporate Governance.” The following is a brief description of our committees, including their membership and responsibilities.

Pursuant to the Stockholders Agreement, for so long as the TPG and Oaktree Holding Vehicles are entitled to nominate directors for appointment to our board of directors, the TPG and Oaktree Holding Vehicles will each have the right to appoint a member to each committee of our board of directors, subject to applicable rules and regulations of the NYSE.

Audit Committee

Our audit committee assists the board in fulfilling its fiduciary oversight responsibilities by reviewing: (i) the integrity of financial information provided to stockholders, investors and others; (ii) the performance of our internal audit function and systems of internal controls; and (iii) our compliance with legal and regulatory requirements. The audit committee also has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors and is responsible for the preparation of an audit committee report to be included in our annual proxy statement as required by the SEC. The audit committee also reviews and approves related person transactions in accordance with our Related Person Transaction Policy. See “Certain Relationships and Related Person Transactions–Related Person Transaction Policy.” During 2014, the audit committee met 13 times.

Under NYSE rules and pursuant to the Stockholders Agreement, our audit committee must be comprised entirely of independent directors. Our audit committee is comprised of Mr. Henry (chairman), Ms. Mariucci and Mr. Merritt, each of whom has the accounting and financial expertise required by NYSE rules and is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members. In addition, the board of directors has determined that Mr. Henry qualifies as an “audit committee financial expert” as that term is defined under SEC rules. Information about Mr. Henry’s background that qualifies him as an audit committee financial expert is included in “Proposal 1: Election of Directors–Class III Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders.”

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our directors, employees and certain other persons providing services to our Company, and is responsible for approving the compensation of our CEO and other executive officers. Our compensation committee also administers our omnibus equity incentive plan, our annual bonus plan and other benefit programs. The compensation committee has delegated authority to our CEO to issue equity awards to employees other than to executive officers and certain other senior members of our management. In addition, to the extent the compensation committee intends to qualify any compensation as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), all such compensation shall be established, administered and approved by the compensation committee or, if required, a subcommittee of the compensation committee consisting of two or more members, each of whom shall qualify as an “outside director” under Section 162(m) of the Code. If at any time the compensation committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, then either a subcommittee comprised entirely of individuals who are non-employee directors or the board of directors will approve any grants of equity-based compensation made to any individual who is subject to

14 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

CORPORATE GOVERNANCE

Section 16 of the Exchange Act. The compensation committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and other terms and conditions of the consultant’s retention. During 2014, the compensation committee met four times.

Our compensation committee currently is comprised of Messrs. Shourie (chairman), Houssian and Davis. Because we are a “controlled company” under the rules of the NYSE, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules. Mr. Shourie was nominated to the committee by the Oaktree Holding Vehicle and Mr. Davis was nominated to the committee by the TPG Holding Vehicle in accordance with the Stockholders Agreement.

For additional discussion of the processes and procedures the compensation committee has used for the consideration and determination of executive and director compensation, please see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of our Company, reviews the composition of the board of directors and periodically evaluates the performance of the board of directors and its committees. The nominating and corporate governance committee also recommends our various committee memberships based upon, among other considerations, a director’s available time commitment, background and/or the skill set it deems appropriate to adequately perform the responsibilities of the applicable committee. In addition, the nominating and corporate governance committee develops and recommends corporate governance policies and procedures for us, including our Corporate Governance Guidelines, and monitors and reviews compliance with those policies. During 2014, the nominating and corporate governance committee met three times.

Our nominating and corporate governance committee currently is comprised of Messrs. Lane (chairman), Brady and Eller. Because we are a “controlled company” under the rules of the NYSE, our nominating and corporate governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and corporate governance committee accordingly in order to comply with such rules. Mr. Brady was nominated to the committee by the Oaktree Holding Vehicle and Mr. Lane was nominated to the committee by the TPG Holding Vehicle in accordance with the Stockholders Agreement.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2014 was, at any time during 2014 or at any other time, an officer or employee of the Company, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2014.

Corporate Governance Guidelines and Code of Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines and a Code of Conduct and Ethics that is applicable to all members of our board of directors, executive officers and employees. We have posted these documents on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Corporate Governance.” We intend to post amendments to or waivers from, if any, certain provisions of our Code of Conduct and Ethics (to the extent applicable to our directors, principal executive officer and principal financial officer and principal accounting officer) at this location on our website.

Anti-Hedging Policy

We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to our employees, including our executive officers and directors. Our policy prohibits hedging, including, among other things, purchases of stock on margin, calls or similar options on Company stock or from selling our stock short. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees or directors may no longer have the same objectives as our other stockholders and therefore such transactions involving our stock are prohibited.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 15

DIRECTOR COMPENSATION

Director Compensation

Directors who are our employees or are employed by our Principal Equityholders are not separately compensated by us for their service on our board of directors. For our other directors, we pay an annual cash retainer for their service on our board. The annual cash retainer is paid to such directors in quarterly installments in arrears. The amount of the annual retainer depends on whether the director is the Chairman of the board or if the director is also a member of one of our committees. For 2014, the base annual cash retainer was $40,000, and the annual cash retainer for the Chairman of the board was $80,000. We also reimbursed our directors for reasonable travel and other related expenses to attend board and committee meetings.

In addition to cash retainers and expense reimbursement, our board of directors and compensation committee have determined that it is important to include an equity component in director compensation because they believe it is important for our directors who receive compensation from us to build and maintain a long-term ownership position in our business, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. In furtherance of this objective, each non-employee director receives a one-time grant of options to purchase shares of our Class A common stock at the time that the director initially joins our board of directors. The number of shares subject to the grant of options is determined by dividing $250,000 by the closing price of our Class A common stock on the grant date. The exercise price of the options is the closing price of our Class A common stock on the grant date. These options will vest over three years in equal annual installments on the first three anniversaries of the date of grant and the term of such options is ten years.

We also generally provide each non-employee director with an annual equity award of restricted stock units (“RSUs”). The amount of the annual award depends on whether the director is also a member of one of our committees. For 2014, the base RSU aggregate grant date fair value was $50,000, and the audit committee chair received a grant with a $75,000 value. The number of shares subject to the RSU grant is determined by dividing the aggregate grant date fair value by the closing price of our Class A common stock on the grant date. The annual RSU award vests in full on the first anniversary of grant.

The following table summarizes the compensation earned by, or awarded or paid to, those of our directors who, for the year ended December 31, 2014, were compensated for their service as directors. None of our other directors (i.e., those not in the table) earned, were awarded or were paid any compensation from us for the year ended December 31, 2014, for their service as directors.

Name(6)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)(2)	Total ($)
Timothy R. Eller, Chairman	80,000	—		—		5,568	85,568
James Henry	60,000	75,000	(3)	—		6,521	141,521
Peter Lane	40,000	—		—		4,291	44,291
Anne L. Mariucci	32,740	50,000	(3)	102,605	(4)	1,589	186,934
David Merritt	40,000	50,000	(3)	—		550	90,550

(1)

Mr. Eller as Chairman of the board of directors received an annual retainer fee of $80,000. All other non-employee members of our board of directors received an annual retainer fee of $40,000. Mr. Henry received an annual retainer fee of $20,000 for his service as the chair of our audit committee. As Ms. Mariucci served for only part of 2014, her annual retainer fee was prorated also for her partial year of service.

(2)	The amounts in the column represent reimbursements for travel and other related expenses to attend board and committee meetings.
(3)

On May 28, 2014, Mr. Henry received an annual equity grant of 3,558 RSUs, valued at $21.08 per share, the amount in this column reflects the aggregate grant date fair value of the award, calculated in accordance with ASC 718. On March 6, 2014, Ms. Mariucci received an annual equity grant of 1,992 RSUs, valued at $25.10 per share, the amount in this column reflects the aggregate grant date fair value of the award, calculated in accordance with ASC 718. On May 28, 2014, Mr. Merritt received an annual equity grant of 2,372 RSUs, at $21.08 per share, the amount in this column reflects the aggregate grant date fair value of the award, calculated in accordance with ASC 718.

(4)

On March 6, 2014, Ms. Mariucci received a one-time sign-on equity grant of 9,960 options to purchase shares of our Class A common stock, with an exercise price of $25.10 per share. The amount in this column reflects the aggregate grant date fair value of the award, calculated in accordance with ASC Topic 718 “Compensation—Stock-Based Compensation.” We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for 2014.

16 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

DIRECTOR COMPENSATION

(5)

As of December 31, 2014 the aggregate number of equity awards and the aggregate number of options, RSUs and New TMM Units (and a corresponding number of shares of our Class B common stock) subject to awards outstanding for each of our non-employee directors were as set forth in the table below. These awards received are consistent with our policy, except as otherwise described in the footnotes to the table:

Name	Options	RSUs	New TMM Units
Timothy R. Eller(a)	—	6,334	63,695
James Henry	11,364	3,558	—
Peter Lane(b)	—	3,167	31,848
Anne L. Mariucci	9,960	1,992	—
David Merritt	12,525	2,372	—

(a)

On April 12, 2013, in connection with the IPO, Mr. Eller received an equity grant of 6,334 shares of Class A common stock represented by unvested RSUs. The RSUs granted to Mr. Eller are subject to both service-based and performance-based vesting conditions. They will generally vest ratably in annual installments on the first four anniversaries of the grant date, subject to continued service and satisfaction of the performance condition. The performance condition will be satisfied only if the weighted average price (after reduction for underwriting discount and commissions) at which the Principal Equityholders have actually sold their New TMM Units or shares of Class A common stock, exceeds the gross IPO price per share of the Class A common stock sold in our IPO, it being understood that (i) all sales by the Principal Equityholders through December 31, 2015 will be included (including sales of New TMM Units as part of the synthetic secondary component of the IPO) and (ii) the performance condition will be satisfied the first time prior to December 31, 2015 that the weighted-average price per New TMM Unit (or share of Class A common stock) actually sold by the Principal Equityholders, after reduction for underwriting discount and commissions, exceeds the applicable threshold.

Prior to our IPO, Mr. Eller held equity in our business that was subject to service-based vesting conditions, under which Mr. Eller vests in 20% of his award on June 29 of each of 2013-2017. As part of the reorganization transactions that occurred in our IPO, he received New TMM Units. The New TMM Units figure in the table represents the total number of New TMM Units (and a corresponding number of shares of our Class B common stock) held by Mr. Eller. As of December 31, 2014, 25,478 of these New TMM Units (and a corresponding number of shares of our Class B common stock) were vested. Subject to Mr. Eller’s continued service with us through the applicable vesting date, Mr. Eller will vest in approximately 12,739 New TMM Units (and a corresponding number of shares of our Class B common stock) on each of June 29, 2015, 2016 and 2017.

(b)

On April 12, 2013, in connection with the IPO, Mr. Lane received an equity grant of 3,167 shares of Class A common stock represented by unvested RSUs. The RSUs granted to Mr. Lane are subject to both service-based and performance-based vesting conditions. They will generally vest ratably in annual installments on the first four anniversaries of the grant date, subject to continued service and satisfaction of the performance condition. The performance condition will be satisfied only if the weighted average price (after reduction for underwriting discount and commissions) at which the Principal Equityholders have actually sold their New TMM Units or shares of Class A common stock, exceeds the gross IPO price per share of the Class A common stock sold in our IPO, it being understood that (i) all sales by the Principal Equityholders through December 31, 2015 will be included (including sales of New TMM Units as part of the synthetic secondary component of the IPO) and (ii) the performance condition will be satisfied the first time prior to December 31, 2015 that the weighted-average price per New TMM Unit (or share of Class A common stock) actually sold by the Principal Equityholders, after reduction for underwriting discount and commissions, exceeds the applicable threshold.

Prior to our IPO, Mr. Lane held equity in our business that was subject to service-based vesting conditions, under which Mr. Lane vests in 20% of his award on June 29 of each of 2013-2017. As part of the reorganization transactions that occurred in our IPO, he received New TMM Units. The New TMM Units figure in the table represents the total number of New TMM Units (and a corresponding number of shares of our Class B common stock) held by Mr. Lane. As of December 31, 2014, 12,740 of these New TMM Units (and a corresponding number of shares of our Class B common stock) were vested. Subject to Mr. Lane’s continued service with us through the applicable vesting date, Mr. Lane will vest in approximately 6,370 New TMM Units (and a corresponding number of shares of our Class B common stock) on each of June 29, 2015, 2016 and 2017.

Director Compensation for 2015

The compensation committee is reviewing director compensation for 2015.

Deferred Compensation Plan

In March 2015, the compensation committee and the board of directors approved the Taylor Morrison Home Corporation Non-Employee Director Deferred Compensation Plan (the “Director Plan”) under which non-employee directors may, for any calendar year, irrevocably elect to defer (i) receipt of shares of Class A common stock the director would have received upon vesting of restricted stock units and (ii) receipt of all or a portion of their cash compensation earned for their service on our board of directors, in each case, in the form of unfunded deferred stock units under our 2013 Omnibus Equity Award Plan (the “2013 Equity Plan”). The purpose of the Director Plan is to enhance our ability to attract and retain non-employee directors with training, experience and ability who will promote our interests and to directly align the interests of such non-employee directors with the interests of our stockholders.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 17

EXECUTIVE OFFICERS

Executive Officers

Following our IPO, we assessed the roles and responsibilities of our senior management and, effective from January 1, 2014, it was determined that our executive officers consist of the following:

Name	Age	Position
Sheryl D. Palmer	53	President, Chief Executive Officer and Director
C. David Cone	43	Vice President and Chief Financial Officer
Darrell C. Sherman	50	Vice President, General Counsel and Secretary

SHERYL D. PALMER

Ms. Palmer became President and Chief Executive Officer in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp and most recently Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation. Ms. Palmer brings more than 25 years of experience to her position, including leadership in land acquisition, sales and marketing, development and operations management.

C. DAVID CONE

Mr. Cone has served as Vice President and Chief Financial Officer since October 2012. During the nine years prior to joining Taylor Morrison, Mr. Cone held various positions at PetSmart, Inc., a pet supply and service company, serving as Vice President of Financial Planning and Analysis in 2012, Vice President of Investor Relations and Treasury from 2008 to 2011, and Vice President of Finance from 2007 to 2008. Prior to his tenure at PetSmart, Mr. Cone was employed at AdvancePCS, a prescription benefit plan administrator, and PricewaterhouseCoopers, an accounting firm. Mr. Cone holds a degree in business economics from the University of California at Santa Barbara.

DARRELL C. SHERMAN

Mr. Sherman has served as Vice President, General Counsel and Secretary since June 2009. Mr. Sherman has nearly twenty years of experience in the homebuilding industry, having served in senior legal roles at Centex Homes and Pulte Homes/Del Webb Corporation. Prior to joining the homebuilding industry, Mr. Sherman was a finance and real estate lawyer at Snell & Wilmer L.L.P., a law firm headquartered in Phoenix, Arizona. He holds a B.A. in Economics with university honors and a J.D., both from Brigham Young University, where he was a member of the BYU Law Review. He is a member of the State Bar of Arizona and the American Bar Association and admitted to the Arizona and U.S. Supreme Courts.

18 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis discusses our executive compensation programs for our named executive officers for our fiscal year ending December 31, 2014 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our named executive officers in the year. This section also describes processes we use in reaching compensation decisions and is intended to provide context for understanding the amounts in the tabular disclosure that follows. We have also highlighted our corporate results in 2014 and how these results led to the executive compensation we paid for the year. In addition, we highlight key attributes of our compensation programs for our named executive officers.

Executive Summary

We delivered solid results in 2014, as evidenced by:

•	Community count increased 27% to 219 communities;

•	Net sales orders increased 14% to 6,393;

•	Cancellations as a percentage of gross sales orders was 12.2% compared to 13.1% in the prior year;

•	Homes closed increased 17% to 6,796, with an increase in the average selling price of those homes closed of 14% to $443,000; and

•	Mortgage operations reported gross profit of $15.8 million on revenue of $35.5 million.

Consistent with the pay-for-performance and stockholder alignment focuses of our compensation objectives and philosophy, which are discussed in further detail below in this compensation discussion and analysis, our compensation programs for 2014 have the following attributes:

•	A balanced mix of short-term cash compensation and long-term compensation (cash and equity-based), with no new equity awards granted to our executive officers in 2014;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control “parachute payment” features in any of our programs;

•	No gross-ups for any excise or other penalty taxes related to compensation paid;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

2014 Annual Meeting of Stockholders—Advisory Vote to Approve the Compensation of our Named Executive Officers

At our 2014 annual meeting of stockholders, we received support from stockholders (both our Principal Equityholders and our other stockholders), who held approximately 97% of our outstanding common stock, on the compensation of our named executive officers and our compensation philosophy, policies and practices. We were pleased to receive this strong support and took it into account as part of our annual analysis of the effectiveness of our compensation program for our named executive officers. As described in more detail below, as part of our ongoing development as a company with publicly-held equity, certain changes were made to our named executive officer compensation program for 2015, though these changes are not significant. We are optimistic that such changes will also be strongly supported by our stockholders.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with our performance. The compensation committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal No. 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)” for additional information.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 19

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Contents

In this compensation discussion and analysis, the following topics will be discussed:

•	Our Named Executive Officers for 2014

•	Background of Compensation Approach

•	Compensation Objectives and Philosophy

•	Establishing and Evaluating Executive Compensation

•	Key Elements of Executive Compensation Program

•	Other Program Attributes

•	Looking Ahead—2015 Compensation

Our Named Executive Officers for 2014

Our named executive officers for 2014 are(1):

President and Chief Executive Officer	Sheryl D. Palmer
Vice President and Chief Financial Officer	C. David Cone
Vice President, General Counsel and Secretary	Darrell C. Sherman

(1)

Our business is conducted through several operating companies indirectly held by TMHC. Our named executive officers hold officer positions at these operating companies as well as at TMHC. The partnerships through which TMHC owns the operating companies, TMM Holdings II Limited Partnership (“New TMM”) and TMM Holdings Limited Partnership (“TMM”), generally do not have executive officers.

Background of Compensation Approach

Following the acquisition of our business by the Principal Equityholders in 2011, we approved a revised structure for our management team, the primary goals of which were to align the interests of our management team with those of our Principal Equityholders and retain our talent, as we view the continuity of management as vital to the success of our business. To this end, we integrated long-term equity compensation into our compensation structure in 2011, and total target compensation relative to compensation paid by our homebuilding peers was closely scrutinized. In addition, effective as of January 1, 2012, we implemented a long-term cash-based incentive program to further motivate our management team towards contributing to our long-term goals as well as to function as a retention device. This long-term cash-based incentive program was intended to be a unique feature of our overall compensation program and we currently have no intention to establish another long-term cash-based incentive program.

In 2012, after the decision was made to take our company public, the compensation committee retained Pearl Meyer & Partners (“Pearl Meyer”), the compensation consulting firm, to evaluate our compensation programs and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company.

We consummated our IPO on April 12, 2013. Base salary and annual cash incentive bonuses for 2013 were set prior to the consummation of the IPO, but, with the expectation of such consummation, several changes were made to our equity-based compensation approach, which are described in this compensation discussion and analysis. Such changes were designed to provide our employee equityholders with some opportunity for liquidity in respect of awards they received before the IPO, allowing for continued alignment with our Principal Equityholders by having them retain interests in the Principal Equityholders holding vehicles, and grant new awards tied to the equity of TMHC to align our officers’ interests to those of the holders of our Class A common stock. As we continue to transition from a privately-held company to a public one, we intend to gradually modify our compensation program and practices (see “Looking Ahead—2015 Compensation” below) in furtherance of our compensation objectives and philosophy as described below.

Compensation Objectives and Philosophy

Our compensation program reflects our philosophy to pay all of our executives, including our named executive officers, in ways that support our primary objectives of:

•	Encouraging a results-driven culture through a pay-for-performance structure;

20 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•

Balancing long-term and short-term compensation and cash and equity-based compensation to ensure our executives are focused on the appropriate short-term financial budget goals and long-term strategic objectives;

•	Aligning executives’ interests with stockholder interests in creating long-term value for our owners;

•	Attracting, retaining and motivating key talent; and

•	Aligning total compensation levels with those paid by our direct competitors in the homebuilding sector as well as companies of comparable size and scope in other industries.

Our compensation structure is centered on a pay-for-performance philosophy, and this pay-for-performance focus is designed to align the interests of our executives, our Principal Equityholders and our other stockholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with upside potential for strong performance, as well as downside exposure for underperformance. We believe this is appropriate given our executive officers’ ability to influence our overall performance.

We recognize the need for long-term incentives to retain talent where short-term goals may be more difficult to achieve. To that end, we seek to provide a balance between short-term and long-term incentives as well as between cash compensation and equity-based compensation to encourage the focus on long-term strategic objectives. Having a long-term compensation component is also consistent with the long time horizon inherent in the homebuilding industry for the realization of revenue from any specific development project. In light of such objectives, we have determined that a significant portion of total compensation would be delivered in the form of long-term equity-based compensation.

The overall level of total compensation for our executive officers is intended to be reasonable in relation to and competitive with the compensation paid by similarly situated peer leaders in the homebuilding industry, subject to variation for factors such as the individual’s experience, performance, duties, scope of responsibility, prior contributions and future potential contributions to our business. With these principles in mind, we structure our compensation program as a competitive total pay package which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team which is vital to the success of our business. However, in setting named executive officer compensation levels, we do not have a policy of setting compensation levels within a fixed range of benchmarks of our peer companies.

Establishing and Evaluating Executive Compensation

Role of the Independent Compensation Consultant

The compensation committee has retained Pearl Meyer, who provides the compensation committee with market data on executive compensation levels and practices at our selected competitors and also advises on trends and best practices in the areas of executive compensation and governance, assists the compensation committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice on director compensation. Pearl Meyer does not provide, and is prohibited by compensation committee policy from providing, other services to us or to our management, except at the direction of the compensation committee. We do not have any other relationships with Pearl Meyer, and the compensation committee has determined that Pearl Meyer is independent and has no conflicts of interest with us. The compensation committee has the sole authority to retain or terminate advisors to the compensation committee that assist in the evaluation of the compensation to our named executive officers and directors.

Process—Role of Officers and Compensation Committee

The compensation committee is responsible for all compensation decisions for our named executive officers. Our Chief Human Resources Officer works with Ms. Palmer to establish compensation committee meeting agendas and provide various types of information, including interim progress against performance targets, information about other homebuilding companies or other topics requested by the compensation committee to assist the compensation committee in making its decisions.

The compensation committee, after consultation with Ms. Palmer as to officers other than herself, reviewed and determined base salary, annual cash incentive bonuses and long-term incentive compensation levels for each executive officer. Ms. Palmer recommended to the compensation committee annual cash incentive bonus

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 21

COMPENSATION DISCUSSION AND ANALYSIS

performance targets and evaluated actual performance relative to those targets, excluding any targets or performance evaluation applicable to her own compensation. The compensation committee, after taking into account Ms. Palmer’s recommendations, reviewed and approved annual base salaries, annual bonus performance targets and the amount of annual bonuses payable to each named executive officer based on achievement of annual performance targets, and long-term incentive compensation awards. Ms. Palmer’s compensation levels are established by the compensation committee in its sole discretion. While Ms. Palmer may discuss her compensation with the compensation committee, she does not have any formal role or authority in the determination of her compensation.

Process—Factors Considered in Setting Compensation

The compensation committee believes that compensation decisions for our named executive officers are complex and require consideration of many factors, including the overall competitive market environment, industry compensation levels, the officer’s individual performance and our performance.

Market Data (Competitors and General Industry). As mentioned above, the compensation committee does not benchmark compensation for our executives based on compensation paid by our competitors or companies in other industries and only reviews such information to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry. Nevertheless, in establishing compensation packages for our named executive officers, the compensation committee reviews and considers the compensation levels of executives at public homebuilding companies as a factor, amongst other factors, in establishing targeted compensation. This review covers compensation data for a group of our competitors within the homebuilding industry (as available in such companies’ public filings) and the most directly-relevant published survey sources available with respect to all direct pay elements, including salary, cash incentives and equity.

Additionally, in 2014 the compensation committee reviewed compensation data at the following 13 publicly-traded homebuilding companies in connection with setting compensation for Ms. Palmer and Mr. Cone:

• PulteGroup Inc.	• Toll Brothers, Inc.	• The Ryland Group, Inc.

• D.R. Horton, Inc.	• KB Home	• Meritage Homes Corporation

• Lennar Corporation	• Hovnanian Enterprises, Inc.	• M.D.C. Holdings Inc.

• NVR, Inc.	• Standard Pacific Corp.	• Beazer Homes USA Inc.

• M/I Homes, Inc.

In connection with setting compensation, the compensation committee reviews data from the annual proxy statements of publicly traded homebuilders for compensation levels and trends as well as data on pay for executives and use such information to guide our decisions.

Individual Performance. As mentioned above, in addition to considering market data, the compensation committee considers each executive officer’s individual performance in determining executive compensation levels, including the nature and scope of the executive’s responsibilities and the executive’s prior performance and expected future contributions. The compensation committee’s review of individual performance is general and subjective in nature—specific individual performance goals (such as goals tied to an officer’s job function, role or personal performance) are not systematically established or measured.

Company Performance. The compensation committee also considers our performance, financial plans and budget in setting officer compensation levels for any given year taking into account general economic challenges as well as any specific challenges facing our business.

22 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Key Elements of Executive Compensation Program

The primary elements of our compensation structure are base salary, annual cash incentive bonuses, long-term incentives (including equity-based awards and long-term cash awards), and certain employee benefits and perquisites. In the past, we have also given our executive officers certain investment opportunities, though no such opportunities were given in 2014. A brief description of, objectives of, and any changes in 2014 to, each principal element of our executive compensation programs for 2014 are summarized in the following table and described in more detail below.

Key Compensation Program Elements — Overview

Compensation Element	Brief Description	Objectives	Changes in 2014 (from 2013)
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives	Base salary increases from 2013 were provided to our named executive officers as follows: Ms. Palmer approximately 29%, Mr. Cone 15%, and Mr. Sherman approximately 3%.

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent	The bonus target as a percentage of base salary of Mr. Cone was increased from 100% to 125% for 2014. There were no changes to the bonus targets as a percentage of base salary for either Ms. Palmer or Mr. Sherman for 2014.

Long-Term Incentives — Equity Based	Variable equity-based compensation to promote achievement of longer-term goals

Align executives’ and Principal Equityholders’ interests by linking rewards with achievement of return to our Principal Equityholders based on our long-term growth plan

Align executives’ interests with those of our other public stockholders and encourage executive decision-making that maximizes value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

There were no equity grants made to our named executive officers in 2014.

Long-Term Incentives — Cash Based	Variable cash-based compensation to promote achievement of longer-term goals

Motivate and reward executives to achieve or exceed multi-year performance goals and reward them for their achievements

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

As discussed further below, the 2012 Cash LTIP’s performance period concluded on December 31, 2014, and bonuses were paid out. We currently have no intention to establish another long-term cash-based incentive program.

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans	Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers	Employee benefits vary based on individual elections; auto allowance and certain commuting expense reimbursements are the only perquisites provided to our named executive officers.

Our executive compensation program also provides for commissions where appropriate, cash severance payments and benefits and accelerated vesting of equity awards in the event of certain terminations of employment following a change in ownership of our business. The compensation committee believes it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our company, to further align their financial interests with those of our Principal Equityholders and public stockholders and to encourage the creation of long-term value. In the period prior to becoming a public company, we provided our executives with the opportunity to make a

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 23

COMPENSATION DISCUSSION AND ANALYSIS

direct investment in TMM alongside our Principal Equityholders. We believe that this investment opportunity resulted in our management team having, together with other interests, a desirable level of direct ownership in the business and a sufficient level of capital at risk thereby reinforcing our goal of aligning interests of management and owners.

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each officer commensurate with the executive’s role, experience and duties. The compensation committee annually reviews and approves base salaries for our executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers in the homebuilding industry and in the general industry.

The compensation committee, in consultation with Ms. Palmer (except as to her own compensation), determined that named executive officer base salaries would increase as of April 1, 2014, as follows:

Name	2013 Annual Base Salary	2014 Annual Base Salary
Sheryl D. Palmer	$700,000	$900,000
C. David Cone	$400,000	$460,000
Darrell C. Sherman	$385,000	$397,500

Annual Cash Incentive Bonuses

The second component of executive officer compensation is annual cash incentive bonuses based on company performance. Tying a portion of total compensation to annual company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of short-term cash compensation that is at-risk and tied to the achievement of certain short-term performance goals.

Target Amounts. Target annual cash incentive bonuses for 2014 for Ms. Palmer and Mr. Sherman remain unchanged from 2013; however, the compensation committee approved a modest increase for Mr. Cone (from 100% to 125%) in order to bring his target annual cash incentive bonus opportunity in line with those of his peers both internally and in the homebuilding industry. The target annual cash incentive bonuses for 2014 set by the compensation committee for each of our named executive officers were as follows:

Name	2014 Target Annual Bonus as a Percentage of Base Salary
Sheryl D. Palmer	150%
C. David Cone	125%
Darrell C. Sherman	125%

The actual 2014 annual cash incentive bonus amounts was calculated based on a combination of objective performance measures and using the following formula:

Annual Salary	x	Target Bonus Percentage	x	Actual Attainment Percentage	=	Bonus Payout

Our “Actual Attainment Percentage” is an aggregated measure of the attainment of specific financial and operational performance goals for the Company as a whole expressed in our table below as a percentage. These performance goals are based on corporate and business objectives and are not tied to individual performance. To determine the Actual Attainment Percentage, specific criteria and corresponding goals are set for each officer. Each goal (1) has an associated “threshold” and “target” percentage attainment level and some include a “stretch” percentage attainment level, with straight-line interpolation for attainment between levels, and (2) is weighted to reflect the compensation committee’s assessment of the goals’ importance in relation to our overall business objectives. Specifically, the percentage attainment of each goal is applied to the weighting factor (itself a percentage), and these numbers are totaled to set the Actual Attainment Percentage.

24 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Establishing Performance Goals for 2014 Annual Bonus Plan. The compensation committee established bonus plan goals for 2014 in consultation with Ms. Palmer. The target payout level was designed to be achievable with strong management performance and the stretch level was designed to encourage and reward our named executive officers for outstanding performance.

The approach to goal setting for 2014 bonuses involved a process of reviewing, among other things, our prior year’s financial performance and our short-term and long-term strategic objectives. We also took into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent.

Achievement of Corporate Performance Goals. The 2014 bonus program performance goals applicable to Ms. Palmer, Mr. Cone and Mr. Sherman were based 100% on total company performance. The applicable corporate performance goals were as follows:

Corporate Performance ($ in thousands)
Performance Goals	Weight	Threshold	Target	Stretch	Actual Attainment	Actual Attainment
Attainment level percentage		50%	100%	150%
Economic Profit	30%	$255,000	$300,000	$360,000	$359,802	149.84%
Attainment level percentage		25%	75%	125%
Actual Closings plus year-end order book	30%	10,000	10,500	11,250	10,001	25.05%
Attainment level percentage		50%	100%	—
Selling, general and administrative expenses (SG&A)	20%	9.5%	9.0%	—	8.8%	100.00%
Attainment level percentage		25%	75%	100%
Customer Satisfaction	20%	80%	85%	90%	82%	45.03%
Total (Actual Attainment Percentage)	100%					81.47%

The actual cash incentive bonuses approved for our named executive officers for 2014 were as follows: Ms. Palmer—$1,099,845, Mr. Cone—$468,453, and Mr. Sherman—$404,804.

Long-Term Incentives—Equity Based

Philosophy. As mentioned above, we believe that equity awards are an important component of our executive compensation program. Equity compensation aligns our executives’, our Principal Equityholders’ and our other public stockholders’ interests by linking rewards with achievement of return to our Principal Equityholders and other public stockholders based on our long-term growth plan. Our equity compensation program is designed to foster a long-term commitment to us by our named executive officers, provide a balance to the short-term cash components of our compensation program, and to reinforce our pay-for-performance structure.

Overview. Our named executive officers’ equity-based compensatory interests in our business in 2014 consist of the following, all of which were granted prior to or in connection with our IPO:

•	Options to purchase our Class A common stock, granted under the 2013 Equity Plan in connection with our IPO;

•

Restricted stock units, each representing the right to receive, upon satisfaction of vesting conditions, one share of our Class A common stock, granted under the 2013 Equity Plan in connection with our IPO;

•

New TMM Units (and a corresponding number of shares of our Class B common stock) that are subject to time-based vesting conditions, which were converted from profits interests in TMM granted before the IPO, with the original vesting schedule continuing to apply;

•

Profits interests in the TPG Holding Vehicle, which vest based on the return received by such vehicle in respect of the New TMM Units it holds and were converted from profits interests in TMM granted before the IPO, with the original vesting terms continuing to apply; and

•

Profits interests in the Oaktree Holding Vehicle, which vest based on the return received by such vehicle in respect of the New TMM Units it holds and were converted from profits interests in TMM granted before the IPO, with the original vesting terms continuing to apply.

A more detailed discussion of the terms of these interests follows.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 25

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards Before our IPO

Before our IPO, our equity-based compensation program consisted of interests in TMM, structured as profits interests that allowed employees receiving grants to share in the future appreciation of TMM, subject to certain vesting conditions. Vesting conditions included both time-based vesting (based on continued employment) and performance-based vesting (based on the return achieved by our Principal Equityholders). These interests were called “Class M Units” and represented an ownership interest in TMM providing the holder with the opportunity to receive a return based on the appreciation of TMM’s equity value from the date of grant. These Class M Units were issued as an upfront grant designed to provide a long-term incentive over a five-year period. The awards were structured so that if TMM’s equity value were to appreciate, the executive would share in the growth in value from the date of grant solely with respect to the vested portion of the executive’s Class M Units; however, if TMM’s equity were not to appreciate in value or decrease in value in the future, then the Class M Units would have no value.

Conversion of Class M Units in Connection with our IPO

In connection with the IPO and the related reorganization transactions:

•	all outstanding Class M Units in TMM that were subject only to time-based vesting conditions were converted into vested and unvested New TMM Units; and

•

all outstanding Class M Units that were subject to performance-based vesting conditions were converted into unvested equity interests of the TPG and Oaktree Holding Vehicles, in each case, where the amounts of interests received were calculated based on our pre-IPO value (using the price paid by the underwriters for shares of our Class A common stock in the IPO). In this Proxy Statement we collectively refer to the performance-vesting Class M units of the TPG and Oaktree Holding Vehicles as “Holding Vehicle Performance Units.”

The New TMM Units and Holding Vehicle Performance Units retained the vesting schedule of, and relevant performance condition applicable for, the outstanding unvested Class M Units they replaced. Both the vested and unvested New TMM Units and Holding Vehicle Performance Units are entitled to receive distributions, if any, from New TMM and/or the TPG and Oaktree Holding Vehicles, as applicable, but distributions (other than tax distributions) in respect of unvested New TMM Units are only delivered to the holder when, as, and if such units ultimately vest. The vesting and other terms applicable to replaced Class M Units are contained in individual rollover award agreements and subject to the terms of the applicable plan documents.

Individuals who received the above-mentioned New TMM Units in connection with the reorganization transactions also received a number of shares of our Class B common stock equal to the number of New TMM Units they received. Each share of Class B common stock paired with a New TMM Unit will be vested or unvested to the same extent as the New TMM Unit with which it is paired. There are no voting rights associated with the New TMM Units, whether vested or unvested, but each share of Class B common stock carries one vote, including both vested and unvested shares of Class B common stock.

Liquidity in Respect of New TMM Units and Holding Vehicle Performance Units

Our named executive officers had the opportunity to elect to sell a portion of their vested New TMM Units in connection with our IPO. For those who made this election, vested New TMM Units were exchanged for shares of our Class A common stock on a one-for-one basis and we sold such shares of our Class A common stock to the underwriters in our IPO. The sale price per share was the price per share paid to us by the underwriters of our IPO.

Following the IPO, management may obtain liquidity by exchanging vested New TMM Units (including any units that were vested at the time of the IPO but not sold by the officer at that time) and the corresponding number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis, and selling such shares of Class A common stock.

Liquidity for Holding Vehicle Performance Units will occur any time TPG or Oaktree exchange New TMM Units for shares of our Class A common stock (and then sell such shares of Class A common stock), through distribution of the proceeds from such sale through the distribution waterfall of the respective entity, as applicable; provided, that Holding Vehicle Performance Units will not receive any such distributions until such units are vested.

Equity Awards (IPO Equity Grants)

In connection with our IPO, the compensation committee adopted the 2013 Equity Plan, pursuant to which we are permitted to grant awards of non-qualified options, incentive (qualified) stock options, stock appreciation rights, restricted stock, RSUs, other stock-based awards, performance compensation awards (including cash bonus awards),

26 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

other cash-based awards or any combination of the foregoing. Equity grants are expected to typically occur annually as one of the major elements of compensation of our management team with exceptions for promotions or new hires.

At the time of the IPO, we granted awards of stock options and RSUs to our named executive officers and other members of our executive leadership team.

For stock options granted in connection with our IPO, the exercise price of $22.00 per share was equal to the offering price of a share if our Class A common stock in the IPO, and these stock options will expire on the tenth anniversary of the date of grant. The stock options generally vest in four equal installments of 25% on each of the second, third, fourth and fifth anniversaries of the date of grant, subject to continued employment on the applicable vesting date and shall otherwise be on terms consistent with the 2013 Equity Plan.

The RSUs granted in connection with our IPO are subject to both time-based and performance-based vesting conditions. They generally vest in four equal installments of 25% on each of the first four anniversaries of the date of grant, subject to continued employment on the applicable vesting date and satisfaction of the performance condition. The performance condition will be satisfied if the weighted average price at which the Principal Equityholders have previously sold their New TMM Units or shares of Class A common stock (after reduction for underwriting discount and commissions) exceeds the gross IPO price per share of the Class A common stock sold in our IPO. The performance condition is fully satisfied, if, as of any date on which the Principal Equityholders sell their units or stock, the price threshold is exceeded. If the performance condition has not been met as of December 31, 2015, all of the RSUs will be forfeited. The RSUs shall otherwise be on terms consistent with the terms of the 2013 Equity Plan.

Equity Awards (Post-IPO)

All equity awards issued to our named executive officers are made pursuant to the terms of the 2013 Equity Plan. Awards granted under the 2013 Equity Plan are subject to the terms and conditions established by the compensation committee in the applicable award agreement and need not be the same for each participant. To date, all stock options granted under the 2013 Equity Plan have a term of ten years. Generally, nonqualified stock options will vest ratably over a four-year period in annual installments on each of the first four anniversaries of the date of grant, subject to continued employment through the applicable vesting date. Stock options are granted at an exercise price equal to the fair market value (the closing price on the NYSE) of our Class A common stock on the grant date. Generally, stock options and/or RSUs will be granted to our eligible employees, including our named executive officers, during the annual award process. In 2014, none of our named executive officers received an annual equity grant. Equity grants shall be made in accordance with our “Policy and Procedures for the Granting of Equity-Based Compensation Awards.” In February 2015, the compensation committee amended our equity grant policy to provide that annual equity awards to our executive officers and senior corporate management team would be made in the first quarter of the year, shortly following the public release of our annual earnings, rather than on the date of the annual stockholder meeting to align the timing of the annual grant of equity awards with the compensation committee’s annual review cycle of base salaries and target bonus opportunities for our employees, including our named executive officers. See “Looking Ahead—2015 Compensation” for additional information regarding 2015 annual equity grants to our named executive officers.

Long-Term Cash Incentive Plan

Consistent with our pay-for-performance compensation structure, in 2012, we adopted a long-term cash incentive plan (the “Cash LTIP”) for the benefit of our executive officers, including our named executive officers. The Cash LTIP was designed to motivate and reward management for the achievement of multi-year performance goals by offering participants an opportunity to receive cash payments based on the achievement of such goals. The awards that were made in 2012 under our Cash LTIP (the “2012 Cash LTIP”) had a three-year performance period starting on January 1, 2012 and continuing through December 31, 2014, and payouts under the 2012 Cash LTIP were based on achievement of targeted return on net assets (50%) and earnings before interest and taxes (50%). The amount of each individual’s target payout is set at a multiple of target annual cash incentive bonus opportunity for 2012.

Name	2012 Base Salary	2012 Bonus Opportunity	2012 Cash LTIP Multiplier	2012 Cash LTIP Opportunity
Sheryl D. Palmer	$700,000	150%	100%	$1,050,000
C. David Cone*	$400,000	100%	100%	$300,000
Darrell C. Sherman	$300,000	125%	100%	$375,000

*Mr. Cone’s LTIP opportunity was prorated based on his commencement of employment with us on October 15, 2012.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 27

COMPENSATION DISCUSSION AND ANALYSIS

For the year ending December 31, 2014, we achieved a return on net assets of 20.3%, which was equal to the target return on net assets under the 2012 Cash LTIP. In addition, our cumulative earnings before interest and taxes for the 2012 Cash LTIP was $1,019,000,000, which exceeded the target cumulative earnings before interest and taxes under the 2012 Cash LTIP of $850,000,000. The actual long-term cash incentive bonuses approved for our named executive officers in respect of their 2012 Cash LTIP awards were as follows: Ms. Palmer—$1,050,000, Mr. Cone—$300,000, and Mr. Sherman—$375,000, which represent the target opportunity under the 2012 Cash LTIP. The Cash LTIP was intended to be a unique feature of our overall compensation program and we currently have no intention to establish another Cash LTIP.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short-and long-term disability coverage, a 401(k) defined contribution plan for employees in the United States and home purchase rebate program providing employees with a 5% rebate on purchases of homes built by us.

Employees in the United States who have been with us since on or before December 31, 2010, including certain of our named executive officers, were eligible to accrue pension benefits under a cash balance pension plan which was frozen to new accruals and participants as of December 31, 2010. Under this plan, prior to 2011, our predecessor contributed a specified percentage of each employee’s salary each quarter (generally based on the participant’s age) to the participant’s account balance, and employees vested in their accounts after five years of service. For further information on pension benefits for our named executive officers, see the “Pension Benefits” table.

Perquisites for our named executive officers are limited to monthly auto allowances and, solely for Ms. Palmer, certain commuting expenses for her travel from her residence in Las Vegas, Nevada to our offices in Scottsdale, Arizona. Auto allowances may be available to our other employees either in an executive role or those employees whose positions require regular driving for business as an essential job function. While perquisites help to provide competitive total compensation packages to the named executive officers in a cost-efficient manner by providing a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Employment Agreements, Severance Protection and Restrictive Covenant Agreements

Each of our named executive officers is party to an employment agreement with us, which specifies the terms of the individual’s employment including certain compensation levels and are intended to assure us of the executive’s continued employment and provide stability in our senior management team.

Each of the employment agreements between us and Messrs. Cone and Sherman and their employment under their respective agreements will continue in effect until terminated by us or by the named executive officer. The term of Ms. Palmer’s employment agreement (dated July 13, 2011, and amended as of May 17, 2012), continued for three years through July 13, 2014, subject to automatic successive one-year extensions thereafter unless either party gives at least 90 days’ prior notice that the term will not be extended, and under the terms of the employment agreement such term was automatically extended on July 13, 2014.

Ms. Palmer (subject also to the additional considerations described below) and Messrs. Cone and Sherman are each party to a restrictive covenant agreement, which includes an 18-month post-employment non-compete and non-solicit of customers and employees in connection with certain terminations of employment; however, for Messrs. Cone and Sherman, if termination is without cause by us or the executive resigns for good reason, the covenants apply only through the duration of the period in which the executive is receiving severance.

Pursuant to the employment agreements, we provide salary continuation and other benefits in the event of certain terminations of employment. A portion of the New TMM Units held by our named executive officers are also subject to accelerated vesting upon certain terminations of employment following a sale of New TMM (generally, a transaction where (1) more than 80% of the common units are acquired by a third party that is unrelated to the partnership, (2) the buyer acquires the right to replace the general partner of New TMM, or (3) all or substantially all of the assets are sold

28 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(including due to the sale of more than 80% of the equity of the subsidiaries holding such assets)). All options and RSUs held by our named executive officers are subject to accelerated vesting upon certain terminations of employment that occur within the 24-month period following a change in control of the Company. These payments and benefits are designed to provide financial security in the event of certain corporate transactions and/or termination of employment, as well as consideration for the executive’s compliance with certain post-employment restrictive covenants. We believe these provisions help retain our executives who are critical to the success and operation of our business while also protecting important business objectives through restrictive covenants. See “Potential Payments upon Termination or Change in Control” for a discussion of severance and change of control payments payable to our named executive officers pursuant to their employment agreements.

In May 2012, we amended Ms. Palmer’s employment agreement to provide her with an opportunity to receive a special retirement bonus of $1,000,000 if she voluntarily terminates her employment with us after May 15, 2013 and does not resume employment in the homebuilding industry in any capacity for five years. If Ms. Palmer resumes employment in the homebuilding industry within five years, she will be required to repay the bonus to us. The purpose of providing this bonus was twofold: to retain Ms. Palmer’s services through at least May  15, 2013 and to incentivize her not to directly compete with us, which could cause significant harm to our business.

Other Program Attributes

Equity Ownership

The compensation committee believes it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. At this time, we do not have specific requirements or mandated levels of equity ownership for our executive officers or our non-employee directors because, in our view, our equity-based compensation programs and previously offered investment opportunities have to date resulted in management having a desirable level of direct ownership in our business.

Clawback Policies

Our equity-based awards provide that all vested equity-based awards will be forfeited by our executives automatically upon a breach by them of any of the post-employment restrictive covenants (e.g. non-competes) to which they are subject. The executive would also be responsible for damages suffered by us in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business.

In addition, if an equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled and the individual must promptly repay any excess value to us.

In March 2014, the compensation committee approved a bonus clawback policy which applies to incentive annual cash bonus compensation earned by certain covered employees (including our named executive officers) after April 1, 2014 (i.e. beginning with 2014 cash bonus payments). Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material financial restatement, where our board of directors determines that fraud or misconduct led to the need for such restatement and where cash bonuses paid for the years subject to restatement would have been materially lower.

In addition, we reserve the right to adopt any additional clawback policies as may be necessary to protect our compensation policies and objectives and as may be required by law, including mandates required by the Dodd-Frank Act.

Looking Ahead—2015 Compensation

2015 is the first year since our IPO that we are providing an annual equity grant to our named executive officers. We have determined that the annual equity grant for 2015 should include a mix of options and RSUs, a portion of which are subject to service-based vesting conditions and a portion of which are subject to certain performance-based vesting conditions.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 29

COMPENSATION DISCUSSION AND ANALYSIS

In February 2015, the compensation committee approved annual equity awards for our employees, including our named executive officers. Based on recommendations from Pearl Meyer, reviewing compensation best practices of public companies generally, reviewing compensation practices of our peer group, and the consideration of other factors deemed appropriate, the compensation committee decided to award long-term incentives for 2015 as follows: 25% of the annual grant was awarded in the form of service-based vesting nonqualified stock options, 25% of the annual grant was awarded in the form of service-based vesting RSUs, and 50% of the annual grant was awarded in the form of performance-based vesting RSUs (“PSUs”). In making its determination, the compensation committee acknowledged that while the mix of equity awards remains highly performance based, at the same time the mix also provides retention strength. Nonqualified stock options granted as part of the 2015 long-term incentive compensation program vest over a four-year period, with 25% of the grant vesting on each of the first, second, third and fourth anniversaries of the grant date. RSUs granted as part of the 2015 long-term incentive compensation program vest over a four-year period, with 33 1/3% of the grant vesting on each of the second, third and fourth anniversaries of the grant date. The PSUs granted as part of the 2015 long-term incentive compensation program will cliff-vest based on the achievement of certain performance goals over a three-year performance period, subject to the named executive officer’s continued employment through the last date of the performance period and will be settled in shares of our Class A common stock. The PSUs are divided into two categories. The first category provides for proportionate vesting based on achievement of a targeted cumulative earnings per share (“EPS”) goal measured at the end of a three-year performance period. The second category provides for proportionate vesting based on achievement of a total shareholder return (“TSR”) that compares favorably against a peer group of companies (e.g., other publicly traded homebuilders) selected by the compensation committee and measured at the end of a three-year performance period. The compensation committee selected these two performance measures for our 2015 long-term incentive program as it believes they best align with our current shareholder interests of strong returns and increased profitability per share. Additionally, the two metrics are assessed from both relative and absolute measurement approaches, thereby providing an internal and external performance perspective. Finally, the measures assess performance on a cumulative basis over three years, linking compensation opportunity to performance over an extended period.

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the compensation committee considers in determining the amount, form, and design of each pay component for our named executive officers, but it is only one of many factors considered in setting such compensation.

Certain Tax Matters

Our compensation committee’s general policy is that compensation should qualify as tax deductible to us for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Under Section 162(m) of the U.S. tax code, compensation paid to certain of our named executive officers (other than our chief financial officer) in excess of $1 million per year is generally not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). As a company that recently became public, we are permitted a transition period before the provisions of Section 162(m) become applicable to us (this transition period could last until the first meeting at which directors are elected that occurs following December 31, 2016), although in general we have structured our compensation programs in a manner intended to comply with Section 162(m). Of course, we believe it important that our compensation committee retain flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our compensation committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and in the best interests of the Company and its stockholders.

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on our reviews and discussion with management, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation

30 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Discussion and Analysis be included in this Proxy Statement for the Taylor Morrison Home Corporation 2015 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE

Rajath Shourie (Chairman)
Kelvin Davis
Joe S. Houssian

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 31

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, each of our named executive officers for the years ended December 31, 2014, 2013 and 2012. As 2014 was the first year Mr. Sherman was a named executive officer, only his 2014 compensation is reported.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(6)	Total ($)
Sheryl D. Palmer	2014	850,000	—		—	2,149,845	12,848	36,892	3,049,585
President and Chief Executive Officer	2013	700,000	1,170,750	(4)	2,312,000	1,417,418	—	36,135	5,636,303
	2012	700,000	620,000	(5)	—	1,023,225	8,526	71,003	2,422,554
C. David Cone	2014	445,000	—		—	768,453	—	19,024	1,232,477
Vice President and Chief Financial Officer	2013	400,000	261,104	(4)	2,023,000	539,969	—	18,734	3,242,807
	2012	84,615	1,332,143	(5)	—	97,450	—	2,670	1,516,878
Darrell C. Sherman	2014	394,737	—		—	779,804	3,167	19,024	1,196,732
Vice President, General Counsel and Secretary

(1)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards granted during 2013 calculated in accordance with ASC 718. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

The amounts reported in this column for 2014 were earned under our annual cash incentive bonus program and the amounts earned under the 2012 Cash LTIP, which is described above, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses” and “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Cash Incentive Plan”, respectively. The amounts reported in this column for 2013 and 2012 were earned under our annual cash incentive bonus program for the applicable year, which is described above, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses.”

(3)

These amounts do not represent realized compensation; rather, they represent an actuarial adjustment to the present value of accumulated benefits under our Taylor Morrison Cash Balance Pension Plan, from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year, to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year. See below under the heading “Pension Benefits” for additional details.

(4)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of RSU awards granted during 2013, calculated in accordance with ASC 718. We determine the value of RSU awards using the closing price of our Class A common stock on the date of grant.

(5)

The amounts reported in this column for 2012 reflect the aggregate grant date fair value of the Class M Units of TMM computed in accordance with ASC 718. These values have been determined based on the assumptions set forth in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Additional information regarding the awards is set forth in the table and notes under “Outstanding Equity and Equity-Based Awards at Fiscal Year End.”

(6)	For each of our named executive officers, “All Other Compensation” consists of the payments for 2014 that are shown in the table below:

Name	401(k) Company Match ($)	Company Paid Life Insurance Premiums ($)	Auto Allowance ($)	Commuting Expenses ($)(a)	Total ($)
Sheryl D. Palmer	9,100	2,724	14,400	10,668	36,892
C. David Cone	9,100	2,724	7,200	—	19,024
Darrell C. Sherman	9,100	2,724	7,200	—	19,024

(a)	We pay the commuting expense of Ms. Palmer’s flights from her residence in Las Vegas, Nevada to our corporate headquarters in Scottsdale, Arizona.

32 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table summarizes awards under our annual cash incentive bonus program to each of our named executive officers in the year ended December 31, 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Threshold ($)	Target ($)	Maximum ($)
Sheryl D. Palmer	2014 Bonus Program	506,250	1,181,250	1,653,750
C. David Cone	2014 Bonus Program	215,625	503,125	704,375
Darrell C. Sherman	2014 Bonus Program	186,328	434,766	608,672

(1)

Under our annual cash incentive bonus program, each named executive officer is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance metrics, as described in “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses.” This column shows the potential amount of the bonus if performance metrics were attained at certain threshold, target or stretch (maximum) levels. For performance between threshold and target, or target and stretch (maximum), the bonus amount is determined using straight line interpolation.

See “Compensation Discussion and Analysis–Key Elements of Executive Compensation Program—Employment Agreements, Severance Protection and Restrictive Covenant Agreements” for additional details regarding the employment agreements with our named executive officers, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses” for additional details regarding the annual cash bonus program for our named executive officers, and see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Incentives—Equity-Based” for a discussion of the material terms of the equity awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 33

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity and Equity-Based Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested equity and stock awards for each of our named executive officers as of the end of 2014.

	Option Awards				Equity or Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of New TMM Units and Holding Vehicle Performance Units That Have Not Vested (#)		Market Value of New TMM Units and Holding Vehicle Performance Units That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned RSUs (#)		Equity Incentive Plan Awards: Market Value of Unearned RSUs ($)(2)
Sheryl D. Palmer	—	200,000	22.00	04/12/23
									48,179	(3)	910,101
					215,246	(4)	4,065,997	(5)
					2,485,714	(6)	4,067,880	(7)
C. David Cone	—	175,000	22.00	04/12/23
									10,745	(3)	202,973
					57,723	(4)	1,090,387	(5)
					542,857	(6)	752,626	(7)
Darrell C. Sherman	—	67,500	22.00	04/12/23
									13,074	(3)	246,968
					57,223	(4)	1,080,942	(5)
					650,000	(6)	1,062,070	(7)

(1)

This column represents the number of shares of our Class A common stock underlying unexercisable options at December 31, 2014. These options vest and become exercisable ratably in four equal installments of 25% on each of the second, third, fourth and fifth anniversaries of April 12, 2013, subject to continued employment on the applicable vesting date.

(2)	Calculated using the NYSE closing price of $18.89 per share of our Class A common stock on December 31, 2014, the last business day of 2014 on which there were sales of shares.
(3)

Includes the number of shares of our Class A common stock represented by unvested RSUs. These RSUs are subject to both time-based and performance-based vesting conditions. They will generally vest in four equal installments of 25% on each of the first, second, third and fourth anniversaries of April 12, 2013, subject to continued employment on the applicable vesting date and satisfaction of the performance condition. The performance condition shall be satisfied only if the weighted average price (after reduction for underwriting discount and commissions) at which the Principal Equityholders have actually sold their New TMM Units or shares of Class A common stock, exceeds the gross IPO price per share of the Class A common stock sold in our IPO, it being understood that (i) all sales by the Principal Equityholders through December 31, 2015 will be included (including sales of New TMM Units as part of the synthetic secondary component of the IPO) and (ii) the performance condition will be satisfied the first time prior to December 31, 2015 that the weighted-average price per New TMM Unit (or share of Class A common stock) actually sold by the Principal Equityholders, after reduction for underwriting discount and commissions, exceeds the applicable threshold. We have assumed for purposes of this disclosure that the performance condition would have been satisfied if the Principal Equityholders sold their New TMM Units or shares of Class A common stock as of December 31, 2014. For a description of the material terms of these awards, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Incentives—Equity-Based—Equity Awards (IPO Equity Grants).”

(4)

Ms. Palmer’s New TMM Units vest as follows, subject to her continued employment through the applicable vesting date: (i) approximately 11,374 New TMM Units on each of June 29, 2015, 2016 and 2017 and (ii) approximately 90,562 New TMM Units on July 13, 2015 and 2016. Mr. Cone’s New TMM Units vest as follows, subject to his continued employment through the applicable vesting date: (i) approximately 15,600 New TMM Units on each of October 15, 2015, 2016 and 2017 and (ii) approximately 3,641 New TMM Units on each of December 7, 2015, 2016 and 2017. Mr. Sherman’s New TMM Units vest as follows, subject to his continued employment through the applicable vesting date: (i) approximately 3,981 New TMM Units on each of June 29, 2015, 2016 and 2017 and (ii) approximately 22,640 New TMM Units on July 13, 2015 and 2016.

(5)	The value of the unvested New TMM Units is calculated using the NYSE closing price of $18.89 per share of our Class A common stock on December 31, 2014.
(6)

Represents the aggregate number of unvested Holding Vehicle Performance Units granted. Holding Vehicle Performance Units will vest in full or partially vest based on the cash return received by the Principal Equityholders as of the date of determination, subject to and conditioned on the holder’s continuous employment through the applicable vesting date.

(7)

There was no public market for the Holding Vehicle Performance Units as of December 31, 2014. The value of the unvested Holding Vehicle Performance Units is calculated using the NYSE closing price of $18.89 per share of our Class A common stock on December 31, 2014 (the last business day of 2014 on which there were sales of shares) and assumes that the Principal Equityholders sold their remaining equity interests in the Company without any transaction costs or offering discount.

34 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested Table

The following table provides information concerning the vesting of equity awards during 2014 on an aggregated basis for each of our named executive officers. While our named executive officers vested in New TMM Units during 2014, the value realized on vesting is an approximate value determined as of the date of vesting, however, no amounts were actually realized by our named executive officers as each such individual continues to hold the New TMM Units as they are not currently transferrable. None of the stock options or RSUs that were granted to our named executive officers in 2013 were exercised or vested and settled in 2014.

	New TMM Units
Name	Number of New TMM Units Vested (#)	Value Realized on Vesting ($)(1)
Sheryl D. Palmer(2)	101,934	2,111,676
C. David Cone(3)	19,241	314,617
Darrell C. Sherman(4)	26,621	552,717

(1)

Where a vesting date falls on a date on which the NYSE markets were not open for trading, then the closing price of a share of our Class A common stock for the immediately preceding trading date was used in computing the value realized on vesting.

(2)

90,561 New TMM Units vested as of July 13, 2014 and 11,373 New TMM Units vested as of June 29, 2014. The value realized on vesting is based on the closing price of a share of our Class A common stock as of the applicable vesting date, $20.58 and $21.80, respectively.

(3)

15,600 New TMM Units vested as of October 15, 2014 and 3,641 New TMM Units vested as of December 7, 2014. The value realized on vesting is based on the closing price of a share of our Class A common stock as of the applicable vesting date, $16.20 and $17.00, respectively.

(4)

22,640 New TMM Units vested as of July 13, 2014 and 3,981 New TMM Units vested as of June 29, 2014. The value realized on vesting is based on the closing price of a share of our Class  A common stock as of the applicable vesting date, $20.58 and $21.80, respectively.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Sheryl D. Palmer	Taylor Morrison Cash Balance Pension Plan	9.0	87,814	(2)	—
Darrell C. Sherman	Taylor Morrison Cash Balance Pension Plan	6.0	18,694	(2)	—

(1)

As of December 31, 2014, each participating named executive officer is fully vested in his or her respective retirement plan benefit. Pursuant to the terms of the Taylor Morrison Cash Balance Pension Plan, a year of service is credited once a participant has worked 1,000 hours in that year. Mr. Cone does not participate in the Taylor Morrison Cash Balance Pension Plan as he began employment with us on October 15, 2012 and the plan was frozen as of December 31, 2010.

(2)

These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective named executive officer under the Taylor Morrison Cash Balance Pension Plan as of December 31, 2014. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the Taylor Morrison Cash Balance Pension Plan: a discount rate of 3.84% and RP-2014 Mortality Tables with MP-2014 projection scale.

Overview of Pension Benefits

Pension benefits are provided to our named executive officers under the following plan, The Taylor Morrison Cash Balance Pension Plan (the “Pension Plan”) (for our officers in the United States). Effective December 31, 2010, the Pension Plan was frozen as to new participants and future accruals. Ms. Palmer was the only named executive officer eligible for early retirement under the Pension Plan for 2014.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 35

COMPENSATION DISCUSSION AND ANALYSIS

The following table is an overview of the current terms and provisions of the frozen Pension Plan and the Supplemental Pension Plan.

Pension Plan
Purpose	To provide a retirement benefit for eligible employees in recognition of their contributions to the overall success of our business.
Eligibility

U.S. salaried and hourly employees, including the named executive officers. The Pension Plan was frozen effective December 31, 2010. Employees hired January 1, 2011 or later are not eligible to participate in the Pension Plan.

Retirement Date & Early Retirement Date

Normal Retirement: The first day of the month coinciding with or next following the participant’s 65th birthday, or if later the participant’s fifth anniversary of joining the Pension Plan.

Early Retirement: The first day of the month coinciding with or next following the date that participant attains age 50, and has completed at least five years of service with us.

Pension Formula

Normal Retirement: Quarterly credits based on the employee’s age and eligible compensation (including regular compensation for services, commissions, bonuses, leave cash-outs, deferred compensation, but excluding separation payments), with the size of our contributions increasing based on the participant’s age. Our contributions range from 2% to 4% of eligible compensation, plus 1% of eligible compensation over the social security wage base. As of December 31, 2010, the Pension Plan was frozen with regard to pay credits.

Early Retirement: Same as normal retirement, however, if the participant elects to receive payments as of the early retirement date, the benefit will be equal to the actuarial equivalent of the normal retirement benefit.

Form of Benefit

Normal Retirement: Paid as a monthly pension commencing on the participant’s retirement date and continuing for the participant’s life, with survivor benefits following the participant’s death continuing to the participant’s spouse during the spouse’s life at a rate equal to 50% of the rate at which such benefits were payable to the participant (i.e., a joint and 50% survivor annuity). A participant who is unmarried at the time benefits become payable under the Pension Plan shall be entitled to a monthly pension continuing for the participant’s life. However, the form of distribution of such benefit shall be determined pursuant to the provisions of the pension plan (i.e., one lump-sum cash payment, monthly pension payable over the life of the participant, etc.).

Early Retirement: Same as normal retirement.

Potential Payments upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on December 31, 2014. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

36 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Severance Benefits

Ms. Palmer. If Ms. Palmer resigns for good reason or if we terminate her employment without cause (including our election not to renew her employment agreement), Ms. Palmer will be entitled to receive the following payments and benefits, subject to her execution of a release of claims against us and her continued compliance with her post-employment restrictive covenants:

•	cash severance equal to two and a half times her base salary, payable in equal installments over a thirty-month period in accordance with our standard payroll practices;

•

a prorated annual bonus for the fiscal year in which her employment terminates, payable in a lump sum and based on actual performance for the year (determined by the board of directors of Taylor Morrison Holdings following completion of the performance year and paid at the same time as other executives participating in the applicable plan); and

•

the employer’s portion of Ms. Palmer’s COBRA premiums for up to thirty months following her date of termination of employment or such shorter period if she becomes eligible to receive comparable coverage under another employer plan.

Solely in the event that a qualifying termination occurs within the twenty-four month period following a change in control, in addition to the severance payments and benefits described above, Ms. Palmer will be entitled to receive a cash payment equal to two and a half times her target bonus for the then current fiscal year payable in equal installments over the thirty-month period.

In 2012, we also amended Ms. Palmer’s employment agreement to provide her with an opportunity to receive a special retirement bonus in the amount of $1,000,000, if, after May 15, 2013, she voluntarily terminates her employment from the homebuilding industry and does not resume employment in the industry in any capacity for a period of five years following such departure. The special retirement bonus is payable in equal installments over the period that the first $1,000,000 in cash severance would have otherwise been payable if Ms. Palmer resigned for good reason or if we had terminated her employment without cause. In the event that Ms. Palmer resumes employment in the home building industry within such five-year period, she will be required to repay the special retirement bonus to us. The purpose of providing Ms. Palmer this retirement bonus is twofold: retention of her services through at least May 15, 2013 and to deter her from directly competing with us for a period of five years following any such departure which could cause significant harm our business.

Termination of Ms. Palmer for “cause” generally means (i) a material breach by Ms. Palmer of her employment agreement, any equity agreement or any of our policies (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); (ii) Ms. Palmer’s gross negligence or willful misconduct, which is injurious to us; or (iii) Ms. Palmer’s commission of a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to the board of directors of Taylor Morrison Holdings or any equity holder, or unethical business conduct.

Resignation by Ms. Palmer for “good reason” generally means (i) any material diminution in the nature or status of Ms. Palmer’s duties and responsibilities, (ii) any material diminution in Ms. Palmer’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees, or (iii) a change of the Ms. Palmer’s principal place of business to a location more than 50 miles from its then present location; provided, that Ms. Palmer provides us with written notice of any fact or circumstance believed by her to constitute good reason within 90 days of the occurrence of such fact or circumstance, and subject to a 30 day period to cure such fact or circumstance.

A “change in control” generally includes: an acquisition in excess of 80% of the stock of our predecessor (which includes a merger and sale or transfer of equity interests), an acquisition in excess of 80% of the equity interests in our subsidiaries, the acquisition of the power to replace a majority of the members of the board of directors of Taylor Morrison Holdings or the sale of all or substantially all of our and our subsidiaries’ assets.

Messrs. Cone and Sherman. The employment of Messrs. Cone and Sherman may be terminated by us or by the executive at any time, with or without cause. Pursuant to each such executive’s employment agreement, the executive is entitled to receive severance benefits upon termination by us without “cause” at any time or upon resignation for “good reason” following a change in control. Upon an eligible termination, the terminated executive will be entitled to continued payment of base salary for 12 months, payable in 26 equal installments in accordance with our standard payroll practices, a prorated annual bonus for the year of termination payable in a lump sum at the same time

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 37

COMPENSATION DISCUSSION AND ANALYSIS

as annual bonuses are otherwise paid to our other employees, and company-paid COBRA premiums for continued participation in our welfare plans for up to one year or such shorter period if the executive becomes eligible for coverage under another group program. The executive’s entitlement to these severance payments and benefits is generally conditioned on continued compliance with obligations not to solicit our employees, customers or suppliers and execution of a general release of all claims against us.

Resignation for “good reason” includes a “change in control” combined with either: (i) a material and adverse change in the executive’s level, scope of duties and responsibilities or total compensation; or (ii) a relocation of more than 50 miles of the executive’s principal place of employment; provided that, in each case, notice of resignation is delivered to us within 30 days of such occurrence in the case of Mr. Sherman or 20 days in the case of Mr. Cone.

Termination for “cause” generally includes any of the following actions by the executive: (i) conviction, guilty plea or confession to any felony, act of fraud, theft or embezzlement; (ii) malfeasance, negligence or intentional failure to perform duties that is not cured after 5 days of receipt of notice from us; or (iii) failure to comply with our employment policies a failure to comply with executive’s agreement or deviation from any of our employee policies or directives of the board of directors of Taylor Morrison Holdings.

“Change in control” generally includes: the sale of all of the assets of the employer entity; sale of 50% or more of any parent entity that controls the employer; or merger of the employer entity or its controlling parent entity.

Messrs. Cone and Sherman are each also subject to a restrictive covenants agreement in which he has agreed, among other things, not to compete with us for 18 months following (i) a termination of employment by us (other than for cause) or by the executive for good reason, provided that we are paying the executive severance, (ii) upon voluntary termination of employment or (iii) termination by us for cause.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits. If a change in control were to have occurred on December 31, 2014, and our named executive officers remained employed by us, there would have been no payments due to our named executive officers under any of our plans. Each named executive officer’s Holding Vehicle Performance Units will only become vested upon receipt by our Principal Equityholders of the relevant returns described above, whether or not in connection with a change in control. See “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Incentives-Equity-Based—Liquidity in Respect of New TMM Units and Holding Vehicle Performance Units.”

Each named executive officer’s New TMM Units that are subject only to time-based vesting conditions will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in the relevant award agreement) that occurs within 24 months following a “change in control.” For purposes of the vesting of New TMM Units, a change in control is generally defined as: (i) a sale of 80% or more of the equity of New TMM or a subsidiary if such subsidiary holds substantially all of the assets of New TMM and its subsidiaries; (ii) a sale of substantially all of the assets of New TMM and its subsidiaries; or (iii) a transfer pursuant to which the acquirer has power to replace New TMM’s general partner.

Each named executive officer’s outstanding stock options shall become immediately exercisable and outstanding RSU awards will become 100% vested in connection with a termination by us without “cause” or by the executive for “good reason” (each as defined in the relevant award agreement) that occurs within 24 months following a “change in control” (as defined in the 2013 Equity Plan).

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state and local income tax.

38 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Calculations of Benefits to Which Executives Would be Entitled

Assuming no change in control had occurred and termination of employment occurred on December 31, 2014, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

Estimated Payments and Benefits upon Termination without Cause Assuming No Change in Control had Occurred

Name	Salary Continuation		Prorated Bonus(3)	Continued Benefits(4)	Other Compensation	TOTAL
Sheryl D. Palmer(1)	$2,250,000	(2)	$1,099,845	$54,479	—	$3,404,324
C. David Cone	$460,000	(5)	$468,453	$21,791	—	$950,244
Darrell C. Sherman	$397,500	(5)	$404,804	$21,791	—	$824,095

(1)	In the case of Ms. Palmer, these amounts are payable also if she terminates her employment with us for good reason.
(2)

If Ms. Palmer’s employment would have been terminated without cause or she had resigned for good reason, her base severance amount is two and a half times her base salary ($900,000). In the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry, in lieu of the salary continuation, prorated bonus and continued benefits payments set forth above, we will pay her a special retirement bonus equal to $1,000,000, which is payable in equal installments.

(3)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates. For purposes of this table, we have calculated the bonuses assuming that each named executive officer would have received his or her annual bonus based on the actual performance results under our 2014 annual bonus program. We have assumed that the financial targets in the 2014 annual bonus program were able to be determined as of December 31, 2014. The annual target bonus percentages for 2014 for the named executive officers were as follows: Ms. Palmer—150%, Mr. Cone—125%, and Mr. Sherman—125%.

(4)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements and assumes that the executive does not become eligible for other health coverage.

(5)	Pursuant to their respective employment agreements, Messrs. Cone and Mr. Sherman are entitled to an amount equal to one times the named executive officer’s base salary.

Assuming a change in control and termination of employment occurred on December 31, 2014, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

Estimated Payments and Benefits upon Termination without Cause or for Good Reason in Connection with a Change in Control

Name	Salary Continuation		Prorated Bonus(1)	Continued Benefits(2)	Other Compensation		Equity Value(3)	Vesting of Options & RSU Awards(4)	TOTAL
Sheryl D. Palmer	$2,250,000	(5)	$1,099,845	$54,478	$3,375,000	(6)	$8,133,857	$910,101	$15,823,282
C. David Cone	$460,000	(7)	$468,453	$21,791	—		$1,843,013	$202,973	$2,996,230
Darrell C. Sherman	$397,500	(7)	$404,804	$21,791	$—		$2,143,012	$246,968	$3,214,075

(1)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates. For purposes of this table, we have calculated the bonuses assuming that each named executive officer would have received his or her annual bonus based on the actual performance results under our 2014 annual bonus program. We have assumed that the financial targets in the 2014 annual bonus program were able to be determined as of December 31, 2014. The annual target bonus percentages for 2014 for the named executive officers were as follows: Ms. Palmer—150%, Mr. Cone—125%, and Mr. Sherman—125%.

(2)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements.

(3)

Values in this column reflect values relating to both the New TMM Units and the Holding Vehicle Performance Units, and have been calculated using the NYSE closing price of our Class A common stock on December 31, 2014, which was $18.89. In accordance with the terms of the New TMM Unit awards, the vesting of all of the individual’s New TMM Units (and corresponding shares of our Class B

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 39

COMPENSATION DISCUSSION AND ANALYSIS

common stock that have voting, but not economic rights) subject only to time-based vesting conditions would have accelerated and become vested as of the date of termination of employment and change in control. The value of our named executive officers’ unvested New TMM Units included in the figures reported in this column are as follows: Ms. Palmer—$4,065,977, Mr. Cone—$1,090,387, and Mr. Sherman—$1,080,942. To calculate the values of the Holding Vehicle Performance Units, we have assumed that the Principal Equityholders sold their remaining equity interests in us without any transaction costs or offering discount as of December 31, 2014. The value of our named executive officers’ Holding Vehicle Performance Units represented by the figures in this column are as follows: Ms. Palmer—$4,067,880, Mr. Cone—$752,626, and Mr. Sherman—$1,062,070.

(4)

Represents the in-the-money value of unvested stock options and unvested RSUs associated with the acceleration of the vesting of equity awards. In the case of RSUs, the value was based on the NYSE closing price of our Class A common stock on December 31, 2014, which was $18.89 and, in the case of options, was based on the difference between such closing price and the exercise price of the option. We have assumed for purposes of this disclosure that return to our Principal Equityholders in connection with any such change in control would have been sufficient to satisfy the RSUs’ performance condition. The value of each named executive officers’ unvested stock options included in the figures in this column is $0, because the options held by each named executive officer had no intrinsic value as of December 31, 2014, because the exercise price of their options exceeded the closing market price of our Class A common stock on such date.

(5)

If Ms. Palmer’s employment would have been terminated without cause or she had resigned for good reason within the 24-month period following a change in control, her base severance amount is two and a half times her base salary ($900,000). In the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry, in lieu of the salary continuation, prorated bonus and continued benefits payments, and other compensation set forth in the chart above, we will pay her a special retirement bonus equal to $1,000,000 which is payable in equal installments. None of Ms. Palmer’s unvested equity awards by their terms would vest upon her retirement from the homebuilding industry following a change in control.

(6)

This amount reflects two and a half times the product of Ms. Palmer’s target annual bonus percentage (150%) multiplied by Ms. Palmer’s base salary ($900,000), as payable pursuant to her employment agreement, to the extent she would have been terminated either by us without cause or she had resigned for good reason during the 24 month period following a change in control. This amount would be payable in equal installments over a 30-month period.

(7)	Pursuant to their respective employment agreements, Messrs. Cone and Sherman are entitled to an amount equal to one times the named executive officer’s base salary.

40 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the requirements of the SEC, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to have the following attributes:

•	A balanced mix of short-term cash compensation and long-term compensation (cash and equity-based);

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control “parachute payment” features in any of our programs;

•	No gross-ups for any excise or other penalty taxes related to compensation paid;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

We encourage stockholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2014 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. In addition, we are also asking our stockholders to vote, on a nonbinding basis, on the frequency of future advisory votes to approve the compensation of our named executive officers. We will conduct future advisory votes on the compensation of our named executive officers every year.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The proposal will be approved by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the effect of voting against the proposal and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors Recommends a Vote “FOR” the Advisory Resolution to Approve the Compensation of our Named Executive Officers.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 41

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has served as our independent public accounting firm, and the accounting firm of our accounting predecessors, since 2007. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2014 and 2013. All fees described below paid to Deloitte & Touche LLP were pre-approved by the audit committee.

	2014	2013
Audit Fees	$1,837,382	$2,013,372
Audit-Related Fees	526,913	1,325,631
Tax Fees	675,716	369,715
All Other Fees	2,000	—
Total	$3,042,011	$3,708,718

Audit Fees

This category includes the aggregate fees during 2014 and 2013 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q and foreign statutory audits. The 2013 fees include audits for multiple historical periods as part of the preparation for our IPO.

Audit-Related Fees

This category includes the aggregate fees during 2014 and 2013 for services related to the performance of the audits and reviews described in the preceding paragraph that are not included in the Audit Fees category, including fees associated with (i) assistance in undertaking and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) services rendered in connection with registration statements and (iv) the preparation and review of documents related to our securities offerings.

Tax Fees

This category includes the aggregate fees during 2014 and 2013 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

42 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. The audit committee’s authority to pre-approve such services is set forth in the charter of the audit committee, which is available on the Investor Relations page of our corporate website www.taylormorrison.com under the category “Corporate Governance.” The audit committee considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The proposal will be approved by the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the effect of voting against the proposal and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 43

AUDIT COMMITTEE REPORT

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

James Henry (Chairman) Anne L. Mariucci David Merritt

44 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of our Class A common stock as of April 1, 2015 by:

•	each person who is known by us to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our directors and each executive officer who has been deemed a “named executive officer” pursuant to SEC rules; and

•	all of our directors and executive officers as a group.

Except as set forth in the footnotes below, the number of shares of Class A common stock and percentage of voting power included in the table below assumes the exchange of all vested New TMM Units and an equal number of shares of Class B common stock for shares of Class A common stock. Subject to the assumption in the preceding sentence, the amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the persons named below have sole voting and investment power, or share voting and investment power with their spouses, with respect to the beneficially owned shares listed below.

Except as set forth in the footnotes below, the percentages included in the following table are based on 33,073,747 shares of Class A common stock and 89,200,063 New TMM Units and shares of Class B common stock outstanding as of April 1, 2015:

	Class A Common Stock Owned
Name and Address of Beneficial Owner(1)	Shares of Class A common stock(2)	Percentage of Combined Voting Power
Significant Stockholders
Oaktree Holding Vehicle(3)(4)	43,595,623	35.7%
TPG Holding Vehicle(3)(5)	43,595,623	35.7%
JHI Holding Limited Partnership(3)(6)	604,449	0.5%
FMR LLC(7)	3,660,581	3.0%
TimesSquare Capital Management, LLC(8)	2,753,000	2.3%
Pennant Capital Management, LLC(9)	2,510,407	2.1%
BlackRock, Inc.(10)	2,429,102	2.0%
Citadel Advisors LLC(11)	2,657,631	2.2%
Wells Fargo & Company(12)	2,160,224	1.8%
LMM LLC(13)	1,896,260	1.5%
The Vanguard Group(14)	1,888,874	1.5%

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

	Class A Common Stock Owned
Name and Address of Beneficial Owner(1)	Shares of Class A common stock(2)	Percentage of Combined Voting Power
Named Executive Officers and Directors
Sheryl D. Palmer(15)(16)	310,267	*
C. David Cone(15)(16)	87,832	*
Darrell C. Sherman(15)(16)	97,698	*
Timothy R. Eller((15)(16)	25,478	*
John Brady(17)	—	*
Kelvin Davis(18)	—	*
James Henry	14,892	*
Joe S. Houssian(19)	604,449	*
Jason Keller(20)	—	*
Peter Lane(15)(16)	12,740	*
Anne L. Mariucci	5,312	*
David Merritt	9,052	*
James Sholem (21)	—	*
Rajath Shourie(22)	—	*
All Directors and Executive Officers as a group (14 persons)(20)	1,167,720	*

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251.
(2)

The Oaktree Holding Vehicle, the TPG Holding Vehicle, certain of our named executive officers and certain of our directors hold New TMM Units and an equal number of shares of Class B common stock. Each such Holding Vehicle, officer and director has the right at any time to exchange its New TMM units (and a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. Set forth below is a table that lists the number of vested and unvested New TMM Units and corresponding shares of Class B common stock owned by each of the foregoing, the number of options to purchase shares of our Class A common stock owned by each of the foregoing and the number of restricted stock units for Class A common stock held by each of the foregoing. Unvested New TMM Units (and corresponding shares of Class B common stock), options or restricted stock units listed below include any such securities that are scheduled to vest by their terms within 60 days of the date hereof. For more information on equity compensation awards to our directors and named executive officers, see “Compensation Discussion and Analysis.”

Name	Unvested New TMM Units and Class B common stock	Vested New TMM Units and Class B common stock	Unvested Options to Purchase Shares of Class A common stock	Unvested Restricted Class A common stock units
Sheryl D. Palmer	215,246	253,267	252,198	90,224
C. David Cone	57,723	38,482	153,636	19,955
Darrell C. Sherman	57,223	80,823	66,746	19,706

46 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Name	Unvested New TMM Units and Class B common stock	Vested New TMM Units and Class B common stock	Unvested Options to Purchase Shares of Class A common stock	Unvested Restricted Class A common stock units
Timothy R. Eller	38,217	25,478	—	6,334
James Henry	—	—	3,788	—
Joe S. Houssian	—	604,449	—	—
Peter Lane	19,108	12,740	—	3,167
Anne L. Mariucci	—	—	6,640	—
David Merritt	—	—	8,350	—
Oaktree Holding Vehicle	—	43,595,623	—	—
TPG Holding Vehicle	—	43,595,623	—	—

(3)

As a result of the Oaktree Holding Vehicle, the TPG Holding Vehicle, and JHI being a party to the Stockholders Agreement, such investors may be deemed to be members of a group. Pursuant to the Stockholders Agreement, the Oaktree Holding Vehicle and the TPG Holding Vehicle have agreed, among other things, to vote their shares of common stock for each other’s board nominees as well as one board nominee of JHI, although JHI is not subject to any such voting requirements. As a result, the Oaktree Holding Vehicle and the TPG Holding Vehicle may be deemed to have shared beneficial ownership of the common stock owned by the other, and JHI may be deemed to have beneficial ownership of the common stock owned by both the Oaktree Holding Vehicle and the TPG Holding Vehicle. If the Oaktree Holding Vehicle and the TPG Holding Vehicle are deemed to be members of a group, such investors may be deemed to beneficially own 87,191,246 shares of Class A common stock, or 71.3%.

(4)

Includes New TMM Units and an equal number of shares of Class B common stock held by the Oaktree Holding Vehicle. The general partner of the Oaktree Holding Vehicle is an entity affiliated with Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone, who, by virtue of their membership interests in Oaktree Capital Group Holdings GP, LLC, may be deemed to share voting and dispositive power with respect to the Class B shares held by the Oaktree Holding Vehicle. If the Oaktree Holding Vehicle exchanges its New TMM Units along with a corresponding number of shares of Class B common stock for shares of Class A common stock, but no other New TMM Units and shares of Class B common stock are exchanged, then the Oaktree Holding Vehicle would beneficially own 56.9% of the outstanding shares of Class A common stock currently outstanding. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any New TMM Units and shares of Class B common stock owned beneficially or of record by the Oaktree Holding Vehicle, except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified in this footnote is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)

Includes New TMM Units and an equal number of shares of Class B common stock held by the TPG Holding Vehicle. The general partner of the TPG Holding Vehicle is TPG TMM Holdings II GP, ULC, a British Columbia unlimited liability company, whose sole shareholder is TPG TM III-2, SRL, a Barbados society with restricted liability, whose sole member is TPG TM IV, SRL, a Barbados society with restricted liability, whose sole member is TPG TM IV-A, L.P., a Cayman limited partnership, whose general partner is TPG GenPar VI AIV TM, L.P., a Cayman limited partnership, whose general partner is TPG GenPar VI AIV TM Advisors, Inc., a Cayman corporation, whose sole shareholder is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the New TMM Units and shares of Class B common stock held by the TPG Holding Vehicle. If the TPG Holding Vehicle exchanges its New TMM Units along with a corresponding number of shares of Class B common stock for shares of Class A common stock, but no other New TMM Units and shares of Class B common stock are exchanged, then the TPG Holding Vehicle would beneficially own 56.9% of the outstanding shares of Class A common stock currently outstanding. Messrs. Bonderman and Coulter disclaim beneficial ownership of the New TMM Units and shares of Class B common stock held by the TPG Holding Vehicle except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)

Includes New TMM Units and an equal amount of shares of Class B common stock directly held by JHI. JSH Investment Corporation is the sole limited partner of JHI and JHI Advisory Ltd. is the general partner of JHI. JH Investments Inc. is the sole shareholder of JHI Advisory Ltd. Joe S. Houssian is the sole shareholder of JH Investments Inc. and the sole director of JHI Advisory Ltd., JSH Investment Corporation and JH Investments Inc. and may therefore be deemed to beneficially own the New TMM Units and shares of Class B common stock held by JHI. The address for all entities and individuals described in this footnote is 3260—666 Burrard Street, Vancouver, British Columbia V6C 2X8. Because JHI, the Oaktree Holding Vehicle and the TPG Holding Vehicle are parties to the Stockholder Agreement, JHI may be deemed be members of a group with the Oaktree Holding Vehicle and the TPG Holding Vehicle. As a result, JHI might be deemed to beneficially own 87,795,695 shares of Class A common stock, or 72.6%. If JHI exchanges its New TMM Units along with a corresponding number of shares of Class B common stock for shares of Class A common stock, but no other New TMM Units and shares of Class B common stock are exchanged, then JHI would beneficially own 1.8% of the outstanding shares of Class A common stock currently outstanding. JHI expressly disclaims beneficial ownership of all shares of Class A and Class B common stock except to the extent of its pecuniary interest in those shares directly held by it.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

(7)

This information is derived exclusively from a Schedule 13G filed by FMR LLC with the SEC on January 12, 2015 reporting on beneficial ownership as of December 31, 2014. FMR LLC and certain of its subsidiaries and affiliates, including FMR Co., Inc. and Pyramis Global Advisors Trust Company beneficially own the shares of our Class A common stock as reported in the Schedule 13G. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, FMR LLC. would beneficially own 11.1% of the currently outstanding shares of Class A common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)

This information is derived exclusively from a Schedule 13G filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the SEC on February 11, 2015 reporting on beneficial ownership as of December 31, 2014. TimesSquare has sole voting power over 1,978,300 shares of our Class A common stock and sole dispositive power over 2,753,000 shares of our Class A common stock. All of the shares of our Class A common stock reported in the Schedule 13G are owned by investment advisor clients of TimesSquare. In its role as investment adviser, TimesSquare has voting and dispositive power with respect to the shares of our Class A common stock reported in the Schedule 13G. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, TimesSquare would beneficially own 8.3% of the currently outstanding shares of Class A common stock. The address for TimesSquare is 7 Times Square, 42nd Floor, New York, NY 10036.

(9)

This information is derived exclusively from a Schedule 13G/A filed by Pennant Capital Management, LLC (“Pennant Capital”) with the SEC on February 17, 2015 reporting on beneficial ownership as of December 31, 2014. Pennant Capital and Alan Fournier have shared voting power and shared dispositive power over 2,510,407 shares of our Class A common stock. Pennant Windward Master Fund, LP has shared voting power and shared dispositive power over 2,272,637 shares of our Class A common stock. All securities reported in the Schedule 13G/A are owned by advisory clients of Pennant Capital and only Pennant Windward Master Fund, L.P. directly owns more than 5% of the outstanding shares of our Class A common stock. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, Pennant Capital would beneficially own 7.6% of the currently outstanding shares of Class A common stock. The address for all of the entities and individuals identified in this footnote is One DeForest Avenue, Suite 2000, Summit, New Jersey 07901.

(10)

This information is derived exclusively from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2015 reporting on beneficial ownership as of December 31, 2014. BlackRock, above as parent of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC, has sole voting power over 2,332,242 shares of our Class A common stock and sole dispositive power over 2,429,102 shares of our Class A common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities reported in the Schedule 13G/A and no one person’s interest in our Class A common stock is more than five percent of the outstanding shares of our Class A common stock. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, BlackRock would beneficially own 7.3% of the currently outstanding shares of Class A common stock. The address for all of the entities identified in this footnote is 40 E. 52nd Street, New York, NY 10022.

(11)

This information is derived exclusively from a Schedule 13G/A filed by Citadel Advisors LLC (“Citadel Advisors”) with the SEC on February 17, 2015 reporting on beneficial ownership as of December 31, 2014. Citadel Advisors, as the portfolio manager for Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company, and Surveyor Capital Ltd., a Cayman Islands limited company, has shared voting and dispositive power over 2,657,631 shares of our Class A common stock. The managing member of Citadel Advisors is Citadel Advisors Holdings II LP, and the general partner of Citadel Advisors Holdings II LP is Citadel GP LLC. Kenneth Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, Citadel GP LLC. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, Citadel Advisors would beneficially own 8.0% of the currently outstanding shares of Class A common stock. The address for all of the entities and individuals identified in this footnote is 131 Dearborn Street, 32nd Floor, Chicago, IL 60603.

(12)

This information is derived exclusively from a Schedule 13G/A filed by Wells Fargo & Company (“Wells Fargo”) with the SEC on February 5, 2015 reporting on beneficial ownership as of December 31, 2014. Wells Fargo has sole voting and sole dispositive power over 75 shares of our Class A common stock, and Wells Fargo, as the direct or indirect parent of Metropolitan West Capital Management, LLC, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, Wells Fargo Advisors and Wells Capital Management Incorporated, has shared voting power over 1,916,878 shares of our Class A common stock and shared dispositive power over 2,160,149 shares of our Class A common stock. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, Wells Fargo would beneficially own 6.5% of the currently outstanding shares of Class A common stock. The address for all of the entities identified in this footnote is 420 Montgomery Street, San Francisco, CA 94104.

(13)

This information is derived exclusively from a Schedule 13G filed by LMM LLC with the SEC on February 17, 2015 reporting on beneficial ownership as of December 31, 2014. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, LMM LLC. would beneficially own 5.7% of the currently outstanding shares of Class A common stock. The address for LMM LLC is 100 International Drive, Baltimore, MD 21202.

(14)

This information is derived exclusively from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 11, 2015 reporting on beneficial ownership as of December 31, 2014. Vanguard Group has sole voting power over 16,307 shares of our Class common stock, sole dispositive power over 1,875,167 shares of our Class A common stock and shared dispositive power over 13,707 of our Class A common stock. Vanguard Fiduciary Trust Company holds 13,707 shares of our Class common stock. Vanguard Investments Australia, Ltd. holds 2,600 shares of our Class common stock. Vanguard Group is the sole owner of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Assuming that none of the New TMM Units and shares of Class B common stock are exchanged for shares of Class A common stock, Vanguard Group would beneficially own 5.7% of the currently outstanding shares of Class A common stock. The address for all of the entities identified in this footnote is 100 Vanguard Blvd., Malvern, PA 19355.

48 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

(15)

Sheryl D. Palmer, C. David Cone, and Darrell C. Sherman, our named executive officers, and Timothy R. Eller and Peter Lane, two of our directors, each hold limited partnership interests in each of the TPG and Oaktree Holding Vehicles. Such officers and directors have no voting or investment power over and therefore have no beneficial ownership of the New TMM Units and the shares of Class B common stock held by the TPG and Oaktree Holding Vehicles.

(16)

Includes vested New TMM Units and an equal amount of shares of Class B common stock. Does not include unvested New TMM Units and an equal amount of shares of Class B common stock or options to purchase shares of Class A common stock or restricted stock units, in each case which are subject to vesting and will not be vested or exercisable within 60 days of this proxy statement.

(17)

Mr. Brady, who is one of our directors, is a Managing Director of Oaktree. Mr. Brady has no voting or investment power over and disclaims beneficial ownership of the New TMM Units and shares of Class B common stock held by the Oaktree Holding Vehicle. The address for Mr. Brady is c/o Oaktree Capital Management, L.P. at 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(18)

Mr. Davis, who is one of our directors, is a TPG Partner. Mr. Davis has no voting or investment power over and disclaims beneficial ownership of the New TMM Units and shares of Class B common stock held by the TPG Holding Vehicle. The address for Mr. Davis is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(19)

Includes New TMM Units and shares of Class B common stock held by JHI, of which the sole limited partner is JSH Investment Corporation and the general partner is JHI Advisory Ltd. The sole shareholder of JHI Advisory Ltd. is JH Investments Inc. The sole shareholder of JH Investments Inc. is Joe S. Houssian. Joe S. Houssian is the sole director of JHI Advisory Ltd., JSH Investment Corporation and JH Investments Inc. The address for Joe S. Houssian, JH Investments Inc., JHI Advisory Ltd. and JHI Holding Limited Partnership is 3260—666 Burrard Street, Vancouver, British Columbia V6C 2X8.

(20)

Mr. Keller, who is one of our directors, is a Managing Director of Oaktree. Mr. Keller has no voting or investment power over and disclaims beneficial ownership of the New TMM Units and shares of Class B common stock held by the Oaktree Holding Vehicle. The address for Mr. Keller is c/o Oaktree Capital Management, L.P. at 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(21)

Mr. Sholem, who is one of our directors, is a TPG Principal. Mr. Sholem has no voting or investment power over and disclaims beneficial ownership of the New TMM Units and shares of Class B common stock held by the TPG Holding Vehicle. The address for Mr. Sholem is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(22)

Mr. Shourie, who is one of our directors, is a Managing Director of Oaktree. Mr. Shourie has no voting or investment power over and disclaims beneficial ownership of the New TMM Units and shares of Class B common stock held by the Oaktree Holding Vehicle. The address for Mr. Shourie is c/o Oaktree Capital Management, L.P. at 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 49

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions to which we were a party during 2014 or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Reorganization Agreement

In connection with the transactions effecting our pre-IPO reorganization (the “Reorganization Transactions”), we entered into a reorganization agreement with New TMM and other subsidiaries of ours, the Principal Equityholders, other existing limited partners of TMM and the TPG and Oaktree Holding Vehicles, which governs the Reorganization Transactions. In addition, under the reorganization agreement, the TPG and Oaktree Holding Vehicles, JHI and certain members of our management and our board of directors subscribed for a number of shares of our Class B common stock equal to the number of New TMM Units they then owned, at a price equal to the par value per share of Class B common stock.

For information on beneficial ownership by our significant stockholders, directors and executive officers of our Class A common stock as of the most recent practicable date, see “Security Ownership of Certain Beneficial Owners, Directors and Management.”

New TMM Limited Partnership Agreement

In connection with the Reorganization Transactions, Taylor Morrison Home Corporation, the TPG and Oaktree Holding Vehicles, JHI and certain members of our management and our board entered into the limited partnership agreement of New TMM (the “New TMM LPA”). As a result of the Reorganization Transactions and in accordance with the terms of the New TMM LPA, New TMM, through TMM and its subsidiaries, exercises stewardship over the business and affairs of Taylor Morrison Holdings and its subsidiaries and Holdings II and its subsidiaries. New TMM does not conduct any activities other than direct or indirect ownership and stewardship over Taylor Morrison Holdings and Holdings II and their respective subsidiaries.

The holders of New TMM Units, including Taylor Morrison Home Corporation, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of New TMM. Net profits and net losses of New TMM are generally allocated to its members pro rata in accordance with the percentages of their respective New TMM Units, though certain non pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations. To the extent permitted under the Revolving Credit Facility, the New TMM LPA provides for cash distributions to its limited partners if the taxable income of New TMM gives rise to taxable income for its limited partners. In accordance with the New TMM LPA and assuming New TMM is permitted to do so under the Revolving Credit Facility, New TMM will make cash distributions to the extent feasible to the holders of the New TMM Units, including Taylor Morrison Home Corporation, for purposes of funding their tax obligations in respect of the income of New TMM that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of New TMM allocable to such holder of New TMM Units multiplied by an assumed tax rate equal to the greater of (x) the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in San Francisco, California and (y) the highest combined provincial and federal income tax rate applicable to an individual or (if higher) a corporation that is a resident of Canada and is subject to tax in the province of Canada that has the highest income tax rate (in each case taking into account the nondeductibility of certain expenses and the character of our income). In addition, to the extent permitted under the Revolving Credit Facility, New TMM may make distributions to Taylor Morrison Home Corporation without pro rata distributions to other limited partners in order to pay (i) consideration, if any, for redemption, repurchase or other acquisition of equity interests of New TMM to the extent such cash is used to redeem, repurchase or otherwise acquire our Class A common stock, (ii) operating, administrative and other similar costs incurred by Taylor Morrison Home Corporation, and (iii) other payments related to (a) legal, tax, accounting and other professional fees and expenses, (b) judgments, settlements,

50 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

penalties, fines or other costs and expenses in respect of any claims involving Taylor Morrison Home Corporation and (c) other fees and expenses related to the maintenance of our existence or any securities offering, investment or acquisition transaction authorized by our board of directors.

The New TMM LPA provides that, subject to certain exceptions, any time Taylor Morrison Home Corporation issues a share of our Class A common stock or any other equity security, the net proceeds received by Taylor Morrison Home Corporation with respect to such issuance, if any, will be concurrently invested in New TMM and New TMM will issue to Taylor Morrison Home Corporation one New TMM Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, New TMM will redeem, repurchase or otherwise acquire an equal number of New TMM Units held by Taylor Morrison Home Corporation, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Under the New TMM LPA, the members have agreed that the Principal Equityholders and/or one or more of their respective affiliates are permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with any customer of ours.

Under the New TMM LPA, New TMM is required to indemnify all of its partners, including Taylor Morrison Home Corporation, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a partner of New TMM. In the event that losses are incurred as a result of a member’s fraud or willful misconduct, such member is not entitled to indemnification under the New TMM LPA.

New TMM may be dissolved only upon the voluntary agreement of its general partner and the Principal Equityholders or as otherwise required by the laws of the Cayman Islands. Upon dissolution, New TMM will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of New TMM, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion of their interests in New TMM (other than to members holding unvested New TMM Units to the extent that their units do not vest as a result of the event causing the dissolution).

Due to the nature of the New TMM LPA, it is not the type of agreement that is typically entered into with or available to unaffiliated third parties.

Exchange Agreement

In connection with the closing of the IPO, Taylor Morrison Home Corporation, the TPG and Oaktree Holding Vehicles, JHI and certain members of our management and board of directors and other existing and future holders of our New TMM Units (and corresponding Class B common stock) entered into an exchange agreement under which, from time to time, they (or certain transferees thereof) have the right to exchange their New TMM Units (along with a corresponding number of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Stockholders Agreement

In connection with the IPO, we terminated our then existing stockholders agreement among the general partner of TMM, TMM and certain of TMM’s limited partners and entered into a the Stockholders Agreement with the TPG and Oaktree Holding Vehicles and JHI. The Stockholders Agreement contains provisions related to the composition of the board of directors of TMHC and the committees of the board of directors. See “Corporate Governance—Board Structure and Operations—Composition of our Board of Directors.” The Stockholders Agreement also provides that we do not have any interest or expectancy in the business opportunities of the Principal Equityholders and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and that each such party will not have any obligation to offer us those opportunities. The TPG and Oaktree Holding Vehicles agree in the Stockholders Agreement to vote for each other’s board nominees and the nominee of JHI. In addition, the Stockholders Agreement provides that Requisite Investor Approval must be obtained before we are permitted to take the any of the following actions:

•	any change of control of Taylor Morrison Home Corporation;

•	acquisitions or dispositions by Taylor Morrison Home Corporation or any of its subsidiaries of assets (including land) valued at more than $50.0 million;

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 51

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

•	incurrence by Taylor Morrison Home Corporation or any of its subsidiaries of any indebtedness in an aggregate amount in excess of $50.0 million or the making of any loan in excess of $50.0 million;

•	issuance of any equity securities of Taylor Morrison Home Corporation, subject to limited exceptions (which include issuances pursuant to approved compensation plans);

•	hiring and termination of our Chief Executive Officer; and

•	certain changes to the size of our board of directors.

For the definition of “Requisite Investor Approval,” see “Corporate Governance—Board Structure and Operations—Composition of our Board of Directors.”

Registration Rights Agreement

In connection with the IPO, we terminated the then existing registration rights agreement among TMM and certain of its limited partners and entered into a new registration rights agreement with the TPG and Oaktree Holding Vehicles and certain members of our management and our board of directors. The registration rights agreement provides the TPG and Oaktree Holding Vehicles with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by them, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to the TPG and Oaktree Holding Vehicles, JHI and the members of management and our board of directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We undertook in the registration rights agreement to file a shelf registration statement as soon as we meet the applicable eligibility criteria and to use commercially reasonable efforts to have the shelf registration statement declared effective as soon as practicable and to remain effective in order to register the exchange of New TMM Units together with shares of Class B common stock for shares of Class A common stock by certain members of our management and our board of directors from time to time. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the TPG and Oaktree Holding Vehicles, JHI and the members of management and our board party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

Governance Agreements

In connection with the IPO, we entered into governance agreements setting forth certain matters with respect to the management of Taylor Morrison Holdings and Holdings II. Taylor Morrison Home Corporation entered into one such agreement with the TPG and Oaktree Holding Vehicles, JHI and Taylor Morrison Holdings and one such agreement with the TPG and Oaktree Holding Vehicles, JHI and Holdings II. Each governance agreement provides that the composition of the board of directors of the applicable company will each generally be identical to that of the board of directors of Taylor Morrison Home Corporation and that the Principal Equityholders will have the right to nominate representatives to the committees of such board of directors on the same basis as set forth in the Stockholders Agreement described above. Each governance agreement also provides affiliates of the Principal Equityholders with approval rights over certain actions on the same basis as set forth in the Stockholders Agreement.

Indemnification of Directors and Officers

We entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

Real Estate Acquisitions

From time to time, we may engage in transactions with entities or persons that are affiliated with us or one or more of the Principal Equityholders through lending or equity ownership arrangements. In the ordinary course of our operations we completed $40.5 million in real estate inventory acquisitions from such affiliates in the year ended December 31, 2014. We believe that all such real estate transactions with related parties were on terms no less favorable than those

52 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

that could have been obtained in transactions with unrelated third parties. All such transactions were made in compliance with our Related Person Transaction Policy described below, including review and approval by our audit committee.

Marblehead and Tramonto Joint Ventures

In April 2014, one of our subsidiaries formed a joint venture, Marblehead Development Partners LLC (“MDP”), with affiliates of Oaktree and TPG to acquire and develop Marblehead, a coastal residential development in San Clemente, California consisting of 195.5 acres. The acquisition of the Marblehead site from LV Marblehead, a subsidiary owned by Lehman Brothers Holdings Inc., occurred on April 8, 2014. Our subsidiary has made an initial capital investment of approximately $46.8 million in MDP and is a minority capital partner and also the operating partner responsible for land development and homebuilding on the Marblehead site, for which we will be entitled to receive an incrementally greater return on our capital investment if the Marblehead project achieves certain economic performance thresholds. In July 2014, MDP entered into an approximately $264.2 million non-recourse construction and development loan with affiliates of Starwood Property Trust as initial lender and administrative agent to finance development and home construction at the Marblehead site. In connection with entering into the loan agreement, one of our subsidiaries provided the lenders with customary guarantees, including completion, indemnity and environmental guarantees subject to usual non-recourse terms. Home construction at the Marblehead site is expected to begin in 2015.

In December 2014, one of our subsidiaries formed a joint venture, Tramonto Development Partners, LLC, with an affiliate of Oaktree. Our subsidiary has made an initial capital investment of $16.5 million and is the administrative member and therefore designated to manage the administrative affairs of the joint venture. In connection with the formation of the joint venture, our subsidiary entered into a $54.5 million non-recourse construction and development loan to finance development and home construction within the Tramonto joint venture. In connection with entering into the loan agreement, one of our subsidiaries provided the lenders with customary guarantees, including completion, indemnity and environmental guarantees subject to usual non-recourse terms. An affiliate of TPG subsequently acquired a majority participation in the Tramonto loan.

Both the MDP project and the Tramonto joint venture were undertaken in compliance with our Related Person Transaction Policy described below, including review and approval by our audit committee.

Related Person Transaction Policy

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with our Related Person Transaction Policy, our audit committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or compensation committee.

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under our Related Person Transaction Policy, only our audit committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our Related Person Transaction Policy also provides that our audit committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 53

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of our common stock were timely filed during 2014.

54 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

ADDITIONAL INFORMATION

Additional Information

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2015 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 15, 2015, unless the date of the 2016 Annual Meeting of Stockholders is more than 30 days before or after May 27, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to our principal executive officers at the following address: Secretary, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2016 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, a stockholder of record must deliver a written notice to our Secretary at our principal executive offices no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal or director nomination must be received between January 28, 2016 and the close of business on February 27, 2016 for the 2016 Annual Meeting of Stockholders. However, in the event that the 2016 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after May 27, 2016, notice by the stockholder to be timely must be delivered (i) no earlier than 120 days before the Annual Meeting of Stockholders and (ii) not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which notice of the 2016 Annual Meeting of Stockholders is made by mail or by public announcement. Copies of the pertinent by-law provisions are available on request to the following address: Secretary, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our by-laws as described above to the following address: Secretary, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

As required by our by-laws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our by-laws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our board of directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Board of Directors—Taylor Morrison Home Corporation, Attn: General Counsel, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251. Stockholders or other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence

Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement  | 55

ADDITIONAL INFORMATION

received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by telephone at (480) 734-2060, by email at investor@taylormorrison.com, or by writing to Investor Relations, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

Taylor Morrison Home Corporation

Darrell C. Sherman

Vice President, General Counsel and Secretary

56 | Taylor Morrison Home Corporation Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

TAYLOR MORRISON HOME CORPORATION (TMHC) 4900 N. SCOTTSDALE ROAD, SUITE 2000 SCOTTSDALE, AZ 85251

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2015, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2015, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M87568-P59180	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — ––

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TAYLOR MORRISON HOME CORPORATION (TMHC)		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following director nominees:
1.	Election of Directors Nominees:	☐	☐	☐
01) John Brady 02) Joe S. Houssian 03) David Merritt 04) James Sholem

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

		Yes	No
Please indicate if you plan to attend the Annual Meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M87569-P59180

TAYLOR MORRISON HOME CORPORATION (TMHC)

Annual Meeting of Stockholders

May 27, 2015 9:00 AM Local Time

This proxy is solicited by the Board of Directors

The stockholder hereby appoints C. David Cone, Darrell C. Sherman and Benjamin A. Aronovitch, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of TAYLOR MORRISON HOME CORPORATION (TMHC) that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Local Time on May 27, 2015, at 9000 E. Pima Center Parkway, Suite 100, Scottsdale, Arizona 85258.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the director nominees, “FOR” proposals 2 and 3, and at the discretion of the proxy holders on any other matter(s) that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side